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                                                            EXHIBIT 1


                       STOCK AND ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             LDM TECHNOLOGIES, INC.,

                                  TADIM, INC.,

                           HURON PLASTICS GROUP, INC.,

                                       AND

                         CERTAIN "SELLING SHAREHOLDERS"
















                                DECEMBER 23, 1997



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                       STOCK AND ASSET PURCHASE AGREEMENT


         This Stock and Asset Purchase Agreement (the "Agreement") is made and entered into as of December 23, 1997, by and between LDM TECHNOLOGIES, INC., a Michigan corporation (the "Purchaser"), TADIM, INC., a Michigan corporation ("Tadim"), HURON PLASTICS GROUP, INC., a Michigan corporation ("HPG"), and certain "Selling Shareholders" of HPG, as designated on the signature page to this Agreement (collectively, the "Selling Shareholders," and individually, a "Selling Shareholder"). For the purposes of this Agreement, Purchaser, Tadim, HPG and the Selling Shareholders are referred to sometimes collectively as the "Parties" and individually as a "Party". Further, for purposes of this Agreement, Lakeport Plastics, Inc., HPG Body Systems, Inc. and HPG Chassis Systems, Inc., all wholly-owned subsidiaries of HPG (the "Subsidiaries"), together with Tadim and HPG, are collectively referred to as the "Company."

                                    RECITALS

         A. The Company is engaged in the business (the "Business") of manufacturing, finishing and selling plastic products to original equipment manufacturers and tier one suppliers primarily in the automobile manufacturing industry.

         B. Tadim desires to sell to Purchaser, and Purchaser desires to purchase all of Tadim's operating assets used or usable in connection with the Business, on the terms and subject to the conditions set forth in this Agreement.

         C. The Selling Shareholders are those shareholders of HPG whose shares are not subject to redemption by HPG. Prior to the consummation of the transactions contemplated in this Agreement, HPG will redeem all of the issued and outstanding shares of its capital stock, other than those shares owned by the Selling Shareholders.

         D. The Selling Shareholders desire to sell to Purchaser, and Purchaser desires to purchase, all of the issued and outstanding shares of the capital stock of HPG which are owned by the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows.

1.       PURCHASE AND SALE OF ASSETS

         1.1. Purchase and Sale of the Tadim Assets. On the Closing Date (defined in Section 10.1 below), Tadim shall transfer, sell and assign to Purchaser, and Purchaser shall purchase from Tadim,

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on the terms and subject to the conditions set forth in this Agreement, all of the assets and properties used in connection with or related to the Business, whether known or unknown, tangible or intangible, real or personal, wherever situated, owned by Tadim or in which Tadim has any right, title or interest (all such assets and properties, other than the Excluded Assets (defined in Section
1.2 below), are referred to in this Agreement as the "Tadim Assets"), free and clear of all Liens (defined in Section 5.14 below) other than the Permitted Liens (defined in Section 5.14 below). The Tadim Assets include, without limitation, the following:

                  (a) All cash and cash equivalents;

                  (b) All furniture, fixtures and other fixed assets used in connection with or related to the Business;

                  (c) The goodwill and all other intangible assets related to the Business;

                  (d) All patents, patent applications, trademarks, trademark applications and registrations, trade names, service marks, service names, copyrights, copyright applications and registrations, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, know-how, confidential information and other proprietary property rights and interests used in connection with the operation of or related to the Business (the "Intellectual Property"), including, without limitation, the name "Tadim" and any and all derivations of such name;

                  (e) All sales and business records, personnel records of Tadim's employees (other than medical records, which will be transferred only upon the consent of the employee), credit records of Tadim's customers, customer lists, advertising and promotional materials, employee notes, computer files, electronic data, disks and tapes, and all other books and records of every kind and nature used in connection with or related to the Business;

                  (f) All equipment, machinery, tools, dies, jigs, patterns, molds, engineering and office equipment and vehicles used in connection with or related to the Business;

                  (g) All written contracts and agreements, including personal property leases (collectively, the "Contracts"), entered into by Tadim in connection with the Business as reflected on Schedule 1.1 (the "Assumed Contracts");

                  (h) All transferable governmental franchises, licenses, permits and other authorizations (collectively the "Licenses"), held by Tadim in connection with the Business;

                  (i) All inventories related to the Business, regardless of nature or kind;

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                  (j) All third party warranties and claims for warranties
relating to the Business, including those relating to Leased Personal Property (defined in Section 5.9) leased by Tadim;

                  (k) All leases and subleases for all land, buildings and improvements leased by Tadim and used in connection with the operation of or related to the Business;

                  (l) All of the notes and accounts receivable;

                  (m) All claims and rights concerning any litigation in which, in connection with or with respect to the Business, Tadim is a claimant.

         1.2. Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, the following shall not be included in the Tadim Assets and shall not be sold by Tadim to Purchaser pursuant to this Agreement:

                  (a) Any written or oral contracts or agreements other than the Assumed Contracts;

                  (b) The minute books, stock books, corporate seals and other corporate records of Tadim relating to its organization and existence; provided, however, that after execution of this Agreement, Tadim shall, on request, make such books, records and other materials and information available to Purchaser for inspection and copying at all times during normal business hours;

                  (c) All Tax Returns (defined in Section 5.24(c) below); and

                  (d) Any other items listed on the attached Schedule 1.2(d).

         1.3. Nonassignable Properties, Permits, Licenses and Contracts.

                  (a) Agreement Not an Assignment. This Agreement shall not constitute an assignment or transfer, or an attempted assignment or transfer, of any permit, approval, license, contract, agreement or similar item which, but for this Section 1.3(a), would constitute a Tadim Asset, if and to the extent that the assignment or transfer of such asset:

                      (i) would require the consent or waiver of a third party,
                  including any government or governmental unit;

                      (ii) would constitute a breach of the terms of such asset;

                      (iii) would constitute a violation of any law, decree,
                  order, regulation or other governmental edict; or

                      (iv) would not be immediately practicable.

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                  (b) Cooperation. Purchaser and Tadim shall use their best
efforts to obtain such consents and waivers and to resolve the impracticalities of assignment referred to in Section 1.3(a) and in the meantime Purchaser and Tadim shall use their best efforts to obtain for the Purchaser the benefit of such rights, properties, and assets, subject to the corresponding liabilities and obligations.

                  (c) Provision of Benefits. To the extent that any consent or waiver referred to in Section 1.3(a) is not obtained by Tadim and until the impracticalities of assignment referred to in Section 1.3(a) are resolved, Tadim shall use its reasonable best efforts to (i) provide to Purchaser the benefits of any permit, approval or the like and of any contract, license or other agreement, all as referred to in Section 1.3(a), (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and (iii) at the request of Purchaser, enforce for the account of the Purchaser any right of Tadim arising from any permit, approval, or the like and of any contract, license and other agreement described in Section 1.3(a) against such issuer or the other party or parties referred to in Section 1.3(a) (including the right to elect to terminate in accordance with the terms of such asset on the advice of Purchaser).

                  (d) Performance of Obligations. To the extent that Purchaser is provided the benefits pursuant to this Section 1.3 of any permit or approval or the like or any contract, license or other agreement, Purchaser will perform the obligations of Tadim under or in connection with such permit or approval or the like or any contract, license or other agreement.

2.       LIABILITIES ASSUMED

         2.1. Assumed Liabilities. In connection with its acquisition of the Tadim Assets, Purchaser shall assume (i) all liabilities to the extent reflected on the Most Recent Balance Sheet of Tadim (defined in Section 5.21 below), as adjusted to the Closing Date and reflected on the Closing Date Balance Sheet for changes of such liabilities in the ordinary course of business, (ii) all liabilities not required to be listed on such balance sheet in accordance with generally accepted accounting principles ("GAAP") but which are disclosed to Purchaser in the Schedules to this Agreement; (iii) all accounts payable and deferred tax obligations which have arisen after the date of the Most Recent Balance Sheet of Tadim and which have been incurred by Tadim in the ordinary course of its Business; (iv) those liabilities first arising from and after the Closing Date in connection with the Business; (v) those liabilities to employees of Tadim as provided in Article 8 of this Agreement, (vi) the litigation disclosed on Schedule 5.16 relating to the Business as conducted by Tadim; (vii) any amounts owed by Tadim to HPG as listed on the financial statements of either company (collectively, the "Assumed Liabilities").

         2.2. Excluded Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume and shall not be liable for any debts, liabilities or obligations of Tadim, regardless of the type or nature of such debts, liabilities and obligations (collectively, the "Excluded Liabilities"). Such Excluded Liabilities shall include, without limitation: (i) any liability or obligation of Tadim under the Environmental Laws (defined in Section 5.25(a)(i) below) with respect to solid waste or Hazardous



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Materials (defined in Section 5.25(a)(ii) below) which have been transported by or on behalf of Tadim for offsite disposal; (ii) any liability or obligation of Tadim for any violation of the Environmental Laws arising wholly from the operation of the Business by Tadim prior to the Closing Date, including, without limitation, any fine or penalty arising from any such permit violations; (iii) any liability or obligation relating to a Release (defined in Section 5.25(a)(iv) below) in the ground water, surface water or surface or subsurface soil of any real property owned or leased by Tadim on or at anytime before the Closing Date; (iv) any liability or obligation relating, in any way, to any action, suit, investigation or proceeding pending or threatened against Tadim, the Business, the Tadim Assets, the Leased Personal Property of Tadim or the Real Property of Tadim, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality; and (v) all written or oral contracts or agreements other than the Assumed Contracts.

3.       PURCHASE AND SALE OF STOCK

         3.1. Redemption. Prior to or contemporaneously with the Closing, HPG shall redeem, or cause to be redeemed, all issued and outstanding shares of Stock (defined in Section 5.4 below), other than the Shares (defined in Section
3.2 below).

         3.2. Sale of Shares. At the Closing, the Selling Shareholders shall transfer their entire right, title and interest in and to all issued and outstanding shares (the "Shares") of Stock to Purchaser, free and clear of all Liens and rights of redemption.

         3.3. Sale of Marysville, Michigan Property; Exclusion of Liability. Prior to or contemporaneously with the Closing, HPG shall transfer the property owned by HPG in Marysville, Michigan (the "Marysville Property") to some or all of the Selling Shareholders or, at the direction of the Representative Shareholder, to an entity owned by some or all of the Selling Shareholders, for a purchase price of $1.00. All liabilities relating to the Marysville Property shall be transferred to and assumed by, or retained by, such Selling Shareholders.

4. PURCHASE PRICE

         4.1. Purchase Price for Assets. For and in consideration of the Tadim Assets, Purchaser shall assume the Assumed Liabilities and shall pay Tadim Eighteen Million Dollars ($18,000,000.00) (the "Asset Purchase Price") subject to adjustments pursuant to Section 4.5 below.

         4.2. Purchase Price for Shares. For and in consideration of the Shares, Purchaser shall pay the Selling Shareholders, in the aggregate, Forty-Two Million Dollars ($42,000,000.00), subject to the adjustments pursuant to Section
4.5 and further subject to adjustment to the extent that financing debt payable from HPG to Comerica Bank (the "Comerica Debt") net of the cash on hand for Tadim and for HPG is, as of the Closing Date,

              (a) less than $18,506,201, the purchase price for the Shares shall be reduced by such amount; or


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              (b) greater than $18,506,201, the purchase price for the Shares shall be increased by such amount.

         The purchase price for the Shares as adjusted pursuant to subsections 4.2(a) or (b) shall be referred to in this Agreement as the "Stock Purchase Price." The Asset Purchase Price and the Stock Purchase Price are referred to herein in the aggregate as the "Purchase Price".

         4.3. Payment of Deposit, Asset Purchase Price and Stock Purchase
Price.

              (a) One Million Dollars ($1,000,000) in immediately available funds (the "Initial Deposit") shall be delivered to First Trust National Association (the "Escrow Agent"), on the date this Agreement is fully executed, as evidence of Purchaser's good faith, to be held and disbursed in accordance with the terms of an Escrow Agreement attached hereto as Exhibit A (the "Deposit Escrow Agreement"). If Purchaser terminates this Agreement pursuant to Section 12.1(d), then Purchaser shall be entitled to the Initial Deposit. If Purchaser does not terminate this Agreement pursuant to Section 12.1(d) hereof, then on January 23, 1998, Purchaser shall deliver to the Escrow Agent an additional One Million Dollars ($1,000,000) in immediately available funds (the "Second Deposit"), to be held and disbursed in accordance with the terms of the Deposit Escrow Agreement. In the aggregate, the Initial Deposit and the Second Deposit (if any) are referred to in this subsection as the "Deposit". Upon Closing of the transactions contemplated by this Agreement, the Deposit shall be applied to payment of the Stock Purchase Price. If Tadim and HPG terminate this Agreement pursuant to Section 12.1(b), or if Purchaser shall otherwise fail or refuse to complete the Closing as required by this Agreement, then at their option Tadim and HPG shall be entitled to the Deposit and any interest thereon, in addition to any other available legal and equitable remedies. If this Agreement is terminated pursuant to Section 12.1(a) or 12.1(c) (by virtue of the failure of the condition in Section 9.1(a), (c) or (i)), or if Tadim, HPG & Selling Shareholders shall otherwise fail or refuse to complete the Closing as required by this Agreement, then at its option Purchaser shall be entitled to the Deposit and any interest thereon, in addition to any other available legal and equitable remedies.

              (b) The Asset Purchase Price shall be paid to Tadim by wire transfer of immediately available funds at the Closing.

              (c) The Stock Purchase Price shall be paid at the Closing as follows:

                      (i) The sum of $2,000,000 shall be placed in an
                  interest bearing escrow account pursuant to an escrow agreement (the "Escrow Agreement") among the Parties in the form attached as Exhibit B to be entered into at the Closing, which escrowed funds shall remain in escrow and shall be used to secure the obligations and liabilities of the Selling Shareholders pursuant to Section 11.1(f) below;

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                            (ii) An amount to be reasonably and mutually
                  determined by the Parties prior to January 23, 1998 (the "Hold-Back") in an amount sufficient to satisfy the obligations described in subsections (x), (y) and (z) of this
                  Section 4.3(c)(ii) will be retained by the Purchaser from the Purchase Price until it receives from Tadim and HPG (x) written confirmation from the Michigan Employment Security Commission to the effect that all contributions, penalties and accrued interest due from Tadim have been paid in full, (y) a certificate from the Commissioner of Revenue of the Michigan Department of Treasury stating that all taxes due to the State of Michigan by Tadim and HPG including, but not limited to, single business taxes, excise taxes, sales taxes and use taxes are paid, and (z) similar assurances from the appropriate agencies or authorities in Texas with regard to the Tadim Assets and/or the operations of Tadim prior to the Closing Date. Promptly after receipt of the items described above, Purchaser will disburse the Hold-Back to the Representative Shareholder; and

                            (iii) The balance of the Stock Purchase Price shall
                  be paid by wire transfer of immediately available funds at the Closing. Such wire transfer and all disbursements of funds to the Selling Shareholders pursuant to the Escrow Agreement shall be made to an account (the "Shareholders' Account") established by Arthur J. Goodsel (the "Representative Shareholder") for the benefit of all of the Selling Shareholders and all of the shareholders of Tadim, and the Representative Shareholder thereafter shall be responsible for seeing that each Selling Shareholder receives his or her pro rata share of the Stock Purchase Price.

         4.4.     Additional Payments.

                  (a) Repayment of Credit Card Debt. Contemporaneously with the payment of the Asset Purchase Price and the Stock Purchase Price, Purchaser shall, and/or shall cause HPG to, wire transfer to Comerica Bank an amount equal to the then outstanding balance of principal and interest on the Tadim (and, at Purchaser's option, HPG) employee corporate credit card accounts with Comerica Bank. The individuals possessing such cards, together with the corresponding account numbers are set forth on Schedule 4.4(a). All such corporate credit cards and any corporate debit cards will be delivered to Purchaser at Closing.

         4.5.     Price Adjustments and Preparation of Closing Date Balance
Sheet.

                  (a) The Purchase Price shall be adjusted (the "Price Adjustment") downward to the extent that the sum of the net worth (total assets less total liabilities) of HPG and the Subsidiaries (the "HPG Net Worth") and the book value of the Tadim Assets less the amount of the Assumed Liabilities (the "Tadim Net Book Value") is, as of the Closing Date, less than the sum of the HPG


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Net Worth set forth on the Most Recent Balance Sheet of HPG and the Tadim Net
Book Value, as of the date of the Most Recent Balance Sheet of Tadim.

                  (b) At Purchaser's sole expense, the Company shall prepare and deliver to the Representative Shareholder, within ninety (90) days following the Closing Date, a balance sheet as of the Closing Date (the "Closing Date Balance Sheet") setting forth the HPG Net Worth and the Tadim Net Book Value, which shall have been audited by Ernst & Young. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied with the principles used in preparation of the Most Recent Balance Sheet of HPG and the Most Recent Balance Sheet of Tadim, as more specifically described in Schedule 4.5(b). The parties agree that (i) any changes in accounting principles determined to be necessary as a result of the review contemplated by this Section 4.5 that would apply for similar reasons to the Most Recent Balance Sheets of Tadim and HPG shall require consistent treatment with respect to such Balance Sheets, and (ii) in the event of any such adjustment, except as otherwise provided in this Agreement, the reference to the Most Recent Balance Sheets of Tadim and HPG shall mean such Balance Sheets as so adjusted.

                  (c) The Representative Shareholder, on behalf of the Selling Shareholders and Tadim, may object to the Price Adjustment or to any of the information contained in the Closing Date Balance Sheet which could affect the Price Adjustment if such objection is based on a claim that the Closing Date Balance Sheet was not prepared in accordance with subsections 4.5(a) or (b). Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Purchaser within 30 days following delivery of the Closing Date Balance Sheet. If the Representative Shareholder makes such objection, Purchaser and the Representative Shareholder shall seek in good faith to resolve such differences within 20 days following the delivery of such objections. During such time, if Purchaser disagrees with the objections of the Representative Shareholder, it shall state the basis of such disagreement with reasonable specificity. If the Representative Shareholder does not so object to the Closing Date Balance Sheet within such 30-day period, the Closing Date Balance Sheet shall be considered final and binding upon the parties. If the Representative Shareholder and Purchaser are unable to mutually resolve any disputes with respect to any aspect of the price differential within the periods described above, the parties shall, within ten (10) days following the expiration of such periods, engage the Detroit, Michigan office of Arthur Andersen (the "Mediator") to act as a Mediator and determine, in accordance with the provisions of this Section 4.5, the appropriate Price Adjustment. In connection with the review of the Closing Date Balance Sheet by the Representative Shareholder, the Representative Shareholder and his accountants shall have reasonable access to the records of the Business and any work papers prepared by Ernst & Young in the preparation of the Closing Date Balance Sheet; provided, however, that the Selling Shareholders and Tadim shall have executed such confidentiality and indemnification agreements as are reasonably requested by Price Waterhouse.

         4.6. Submission to Mediator. If the Mediator is engaged pursuant to
Section 4.5(c), then, within ten (10) days of the engagement, the Mediator shall be furnished with a copy of this Agreement, a letter from the Representative Shareholder describing the position of the Selling

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Shareholders and/or Tadim on the disputed amount and a letter from Purchaser describing Purchaser's position on the disputed amount. Neither Party shall make any additional submission except pursuant to the Mediator's written request. The Mediator shall have thirty (30) days to review such documents and such other information as the Mediator deems appropriate. Within such thirty-day period, the Mediator will furnish both Parties with its written determination with respect to each of the unresolved price differentials in dispute. In arriving at its determination, the Mediator may select either the adjustment as proposed by the position of the Representative Shareholder and by the position of Purchaser, or its own determination (provided such determination, applying GAAP, is between the Representative Shareholder's or Purchaser's position) with respect to such differential. The determination of the Mediator with respect to each such adjustment will be final and binding upon the parties and a judgment, based on the Mediator's determination, may be entered into a court of competent jurisdiction in accordance with, and pursuant to, the United States Arbitration Act, 9 U.S.C., Section 1 et. seq. or the Michigan Uniform Arbitration Act, MCL,
Section 600.5001 et. seq. The fee of the Mediator shall be borne by the Parties in the same proportion that the dollar amount of the disputed items lost by a party bears to the total dollar amount in dispute in the mediation. In the process of preparing and reviewing the price differential and conducting of review by either party or the Mediator, each party will grant the other party all reasonable access to the records of the Business and any workpapers, including auditor's workpapers, prepared with respect to the price differential; provided, however, that each party shall create such confidentiality and indemnification agreements as are reasonably requested by such other party's auditors.

         4.7. Allocation of Asset Purchase Price. The Purchaser and Tadim acknowledge and agree that the purchase and sale of the Tadim Assets is an "applicable asset acquisition" within the meaning of Section 1060(c) of the Internal Revenue Code of 1986 as amended (the "Code"). The Asset Purchase Price shall be allocated among the Tadim Assets as set forth in Schedule 4.7, which allocation shall be supportable and shall reflect fair market value, and the Purchaser and Tadim agree to be bound by and shall file tax returns consistent with such allocations. If there is a Price Adjustment, such allocation shall be revised to reflect such adjustment.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Tadim, HPG and the Selling Shareholders hereby jointly and severally represent, warrant and covenant the following to Purchaser:

         5.1. Good Standing and Authority of Tadim. Tadim is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Tadim is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified except where the failure to be so qualified will not have a material adverse effect on the BusineSection. All such jurisdictions are listed on the attached
Schedule 5.1. Tadim has the corporate power and authority to enter into this Agreement, to enter into any and all documents contemplated in this Agreement (the "Attendant Documents") to which it is a party and to consummate the transactions contemplated in this Agreement. This Agreement and all of the Attendant Documents to which Tadim is a party, and the consummation of the transactions


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contemplated in this Agreement, have been or will be, on or prior to the Closing
Date, duly authorized and approved by all necessary and proper corporate action on the part of Tadim. This Agreement, and all of the Attendant Documents to which Tadim is a party, when executed and delivered, will constitute legal, valid and binding obligations of Tadim, enforceable against Tadim in accordance with their respective terms except to the extent enforcement may be restricted by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights of general applicability and general principles of equity.

         5.2. Good Standing and Authority of HPG and the Subsidiaries. HPG and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. HPG and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified except where the failure to be so qualified will not have a material adverse effect on the BusineSection. All such jurisdictions are listed on the attached Schedule 5.2. HPG has the corporate power and authority to enter into this Agreement, to enter into any and all documents contemplated in this Agreement (the "Attendant Documents") to which it is a party and to consummate the transactions contemplated in this Agreement. This Agreement and all of the Attendant Documents to which HPG is a party, and the consummation of the transactions contemplated in this Agreement, have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper corporate action on the part of such corporation. This Agreement, and all of the Attendant Documents to which HPG is a party, when executed and delivered, will constitute legal, valid and binding obligations of HPG, enforceable against HPG in accordance with their respective terms except to the extent enforcement may be restricted by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights of general applicability and general principles of equity.

         5.3. Assets. The Tadim Assets, the assets located at the real property leased or owned by HPG or the Subsidiaries, together with the Leased Personal Property (defined in Section 5.9) and Real Property (defined in Section 5.12) (collectively, the "Assets"), constitute all of the assets which are used in connection with the operation of, or which are related to, the Business, other than the Excluded Assets. All of the Assets and all of the Leased Personal Property are located at the Real Property. The attached Schedule 5.3 contains a true and complete list of all material furniture, fixtures and fixed assets used in connection with or related to the Business, other than the Leased Personal Property.

         5.4. HPG Capitalization; Ownership of Shares. HPG has only one (1) class of capital stock, common stock, $0.10 par value (the "Stock"). The attached Schedule 5.4 sets forth the number of authorized and the number of issued and outstanding shares of the Stock, and identifies all of HPG's shareholders, and with respect to each such shareholder, the number of issued and outstanding shares of the Stock which stand in the name of such shareholder on HPG's books and records. All issued shares of the Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued by HPG without violating any applicable laws, rules, orders, judgments, decrees or other requirements imposed by any governmental authority. Except as set


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forth on the attached Schedule 5.4, there are no preemptive or first refusal rights to purchase or otherwise acquire shares of the Stock or any shares of stock of any Subsidiary pursuant to HPG's governing documents or agreement or otherwise. Except as set forth on the attached Schedule 5.4, there are not outstanding agreements, commitments, rights, options, warrants or claims of any nature whatsoever for the issuance, sale, purchase or redemption of any shares of the Stock or any shares of stock of any Subsidiary or any other securities convertible into or exchangeable for such shares. Neither HPG nor any of the Selling Shareholders is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Stock and/or the Shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to HPG. HPG has the right to redeem all issued and outstanding shares of its Stock, other than the Shares. On consummation of the transactions contemplated in this Agreement, Purchaser will be the sole shareholder of HPG, and will acquire valid and marketable title to all issued and outstanding shares of HPG's capital stock, free and clear of all Liens and rights of redemption.

         5.5. Subsidiaries. In addition to the Subsidiaries, HPG owns a 30% interest in Sunningdale Plastics, a Singapore corporation ("Sunningdale"). Other than the Subsidiaries and Sunningdale, HPG does not have any subsidiaries, or any equity interest in, or any right to acquire any equity interest in, any other entity. Tadim does not have any subsidiaries or any equity interest in, or any right to acquire any equity interest in, any other entity.

         5.6. Discharge of HPG Debts. Prior to or contemporaneously with the Closing, HPG and the Subsidiaries, shall pay off and discharge, and the Selling Shareholders shall cause HPG and the Subsidiaries to pay off and discharge, (i) all of their respective liabilities and obligations which are treated as interest-bearing debt on the Financial Statements of HPG (including the Comerica
Debt), and (ii) all obligations of HPG and the Subsidiaries to the Selling Shareholders, Ernest T. Oskin or any of its other shareholders).

         5.7. Intellectual Property. The attached Schedule 5.7 contains a true and complete list of all patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, trade names, logos, registered copyrights and applications for registered copyrights used in the Business and any and all corporate and assumed names under which the Company has in the past conducted or is currently conducting the BusineSection. Except as set forth on the attached
Schedule 5.7, the Company is the owner of or licensee under a valid license for the Intellectual Property material to the Business taken as a whole, has good and marketable title to or is a licensee under a valid license of and has the exclusive right to assign its entire right, title and interest in and to all of the Intellectual Property (as defined in Section 1.1(d)) relating to the BusineSection. The items comprising such Intellectual Property are the only proprietary property used or necessary in connection with the BusineSection. The Company has not infringed, misappropriated or misused any Intellectual Property of another. Except as set forth on the attached Schedule 5.7, to the Company's Knowledge, no third party has infringed, misappropriated or misused any of the Intellectual Property or other proprietary information related to the Business.

         5.8. Contracts. The attached Schedule 5.8 identifies all material Contracts, true and complete copies of all of which have been delivered to Purchaser. Except as set forth on the attached Schedule 5.8, all of such Contracts were entered into in the ordinary course of busineSection. Except as set forth on the attached Schedule 5.8, the Company has complied in all material respects with the provisions of each such Contract, is not in default under any such Contract, and to the Company's Knowledge no other party to any such Contract has failed to comply in any material respect with, or is in default under, the provisions of such Contract.

         5.9. Leased Assets. The attached Schedule 5.9 contains a true and complete list of the personal property used in connection with, or related to, the operation of the Business and covered under personal property leases entered into by the Company which is material to the Business (collectively, the "Leased Personal Property"). The Company is the exclusive user of all of the Leased Personal Property and all of the Leased Personal Property is located at the Real Property (defined in Section 5.12).

         5.10. Permits and Licenses. The attached Schedule 5.10 lists all Licenses, true and complete copies of all of which have been delivered to Purchaser. Except as set forth on the attached Schedule 5.10, all of the Licenses are in full force and effect and are assignable or transferable to Purchaser in connection with the consummation of the transactions contemplated in this Agreement. Except as set forth on the attached Schedule 5.10, (a) the Company has obtained all permits, licenses, franchises and other authorizations necessary or desirable with respect to the operation of the Business, the ownership of the Assets or the lease of the Leased Personal Property or Leased Real Property (defined in Section 5.11), except where the failure to obtain such permits, licenses, franchises and other authorization will not have a material adverse effect on the Business, (b) all such permits, licenses, franchises and authorizations may be transferred to Purchaser upon consummation of the transactions contemplated in this Agreement, and (c) the Company has not engaged in any activity which would cause revocation or suspension of any such permits, licenses, franchises or authorizations. Except as set forth on the attached
Schedule 5.10, no action or proceeding looking to or contemplating the revocation or suspension of any such permits, licenses, franchises or authorizations is pending or, to the Company's Knowledge, threatened.

         5.11. Leased Real Property. The attached Schedule 5.11 lists and briefly describes all real properties leased or subleased to the Company for use in connection with the operation of the Business (the "Leased Real Property"). Except as set forth on the attached Schedule 5.11, and except for the Leased Real Property and the properties identified in the attached Schedule 5.12, the Company has not, in the ten years prior to the Closing Date owned, leased, subleased or otherwise used any real property in connection with the operation of the BusineSection. The Company has delivered to Purchaser true, correct and complete copies of the leases and subleases listed on the attached Schedule
5.11. Except as set forth on the attached Schedule 5.11, with respect to each such lease or sublease:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be a legal, valid, binding, and enforceable obligation of the Company;

                  (c) neither the Company nor, to the Company's Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease by the Company or, to the Company's Knowledge, any other party to the lease or sublease;

                  (d) to the Company's Knowledge, no party to the lease or sublease has repudiated any of its provisions;

                  (e) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                  (f) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered all or any portion of its interest in the leasehold or subleasehold;

                  (g) all facilities leased or subleased under the lease or sublease have been operated and maintained in accordance with applicable laws, rules and regulations, except where the failure to comply with such laws, rules and regulations would not have a material adverse effect on the Business;

                  (h) all facilities leased or subleased under the lease or sublease are supplied with utilities necessary for the operation of such facilities; and

                  (i) all facilities leased or subleased under the lease or sublease are in good operating condition, ordinary wear and tear excepted.

         5.12. Owned Real Property. The attached Schedule 5.12 identifies the address and the owner of, and sets forth the true, correct and complete legal description for, each parcel of real property owned by the Company (the "Owned Real Property"). The Leased Real Property (defined in Section 5.11) and the Owned Real Property are collectively referred to in this Agreement as the "Real Property." Also set forth on the attached Schedule 5.12 is a list of all real property, other than the Real Property, in which the Company has any other right, title or interest. The Company holds marketable title to the Owned Real Property, free and clear of all Liens other than the Permitted Liens. The Company has never owned or leased any real property other than the Real Property. None of the facilities or other improvements on any parcel of Owned Real Property violates any applicable zoning laws or ordinances, except where the failure to comply with such laws or ordinances would not have a material adverse affect on the BusineSection. To the Company's Knowledge, none of the facilities or other improvements on any parcel of Owned Real Property are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications, and none are located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to its use have not been obtained. Each parcel of Owned Real Property abuts on and has direct vehicular access to a public road or has access to a public road through a permanent, irrevocable, appurtenant easement benefiting such parcel. Except as set forth on Schedule 5.12, each building and other improvement located on each parcel of Owned Real Property is located solely on such parcel and does not encroach onto adjoining land or onto any portion of property burdened by any easement, and there are no improvements located on adjoining land which encroach onto such parcel. There is no pending or, to the Company's Knowledge, threatened condemnation, eminent domain or similar proceeding or assessment affecting any parcel of Owned Real Property and, to the Company's Knowledge, no such proceeding or assessment is contemplated by any governmental agency or other authority. The structural beams, footings, columns, bearing members, foundations and other structural components of each of the buildings situated on each parcel of Owned Real Property, roofs of such buildings, and the underground or otherwise concealed sewage, plumbing, electrical and other utility systems placed on or under the land or the improvements, are in good condition and repair. There have been no certiorari or other judicial or administrative proceedings for review, adjustment or otherwise concerning the real estate tax assessment on any parcel of Owned Real Property nor has there been any reduction of the real estate taxes payable with respect to any parcel of Owned Real Property by reason of any proceeding or complaint filed in connection with such parcel nor are there any real estate tax abatements or credits affecting any parcel of Owned Real Property. The Company has no knowledge of any pending or contemplated valuation proceedings affecting any parcel of Owned Real Property; and no improvements have been installed by or on behalf of any governmental agency or other authority the costs of which may be assessed, in whole or in part, against any parcel of Owned Real Property.

                  (i) With respect to each parcel of Real Property, the Company shall provide Purchaser a title insurance commitment ("Commitment") issued by a title insurer reasonably satisfactory to Purchaser, in an amount reasonably acceptable to Purchaser with respect to each Commitment, which will show that the owner of each parcel of the Real Property has good, marketable and insurable title to each parcel of the Real Property, subject only to building and use restrictions and easements of record which Purchaser has indicated are acceptable to it, and showing that at the Closing Date the record title, leasehold or subleasehold estate will be in the Company.

                  (ii) With respect to each parcel of Real Property, the Company shall provide the Purchaser a boundary survey (the "Survey") of such parcel, prepared by a licensed surveyor or engineer, that is certified to Purchaser using a form which will be reasonably acceptable to Purchaser. Such Survey shall show (i) the legal description of such parcel of Real Property together with the square footage and acreage of such parcel and all public roads and rights of way, (ii) all boundaries, courses and dimensions, easements and rights of way (including any recording references), located on or pertaining to such parcel,
(iii) the location of all footings and utilities lines installed at such parcel, (iv) any encroachments on such parcel or by such parcel on any adjoining land, and (v) whether such parcel or any portion thereof is located within a flood hazard area as identified by the Federal Insurance Administration Department of Housing and Urban Development.

    5.13. Notes and Accounts Receivable. The attached Schedule 5.13 contains a true and complete list of all notes and accounts receivable of the Company as of two (2) business days preceding the date of this Agreement. At the Closing, the Company shall deliver to Purchaser a true and complete list of all notes and accounts receivable of the Company which are related to the Business as of two
(2) business days prior to the Closing Date. Except as set forth on the attached
Schedule 5.13, all notes and accounts receivable of the Company which are related to the Business are reflected properly on its books and records represent bona fide claims for sales or other charges arising in the ordinary course of business in accordance with the Company's normal credit policies, and are subject to no contractual setoffs or counterclaims. All non-tooling receivables will be collected within 120 days of Closing and all tooling receivables will be collected within 240 days of Closing and each will be collected in substantial accordance with their terms and at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet of Tadim or the Most Recent Balance Sheet of HPG as adjusted for the passage of time through the Closing Date in accordance with GAAP consistently applied.

    5.14. Liens. Except as set forth on the attached Schedule 5.14, the Company owns and has good, marketable and unencumbered title to, or an unencumbered interest in, each item comprising the Assets (other than the Leased Personal Property or Leased Real Property), free and clear of any and all title defects, judgments, objections, security interests, liens, charges, liabilities, mortgages, easements, restrictions, reservations, tenancies, agreements or other obligations or encumbrances of any nature whatsoever (collectively, the "Liens"). Except for the Liens identified on the attached Schedule 5.14 as "Permitted Liens" (the "Permitted Liens"), all of the Liens identified on the attached Schedule 5.14 will be released at the Closing.

    5.15. Good Condition. Except as set forth in the attached Schedule 5.15, the Company has properly maintained all of the Assets, all of the Assets are currently operating for their respective intended uses and, to the Company's Knowledge, need no major repairs, ordinary wear and tear excepted.

    5.16. Litigation. Except as set forth on the attached Schedule 5.16, there are no actions, suits, investigations or proceedings pending or to the Company's Knowledge, threatened against the Company, the Business, the Assets, the Leased Personal Property or the Real Property, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality which could affect, in any material way, the Business, the Assets, the Leased Personal Property or the Real Property. Except as set forth on the attached Schedule 5.16, the Company is not in default with respect to nor is it in violation of any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality which relates or could relate to, or the default with respect to which or the violation of which could have a material adverse effect on the Business, the Assets, the Leased Personal Property or the Real Property in any way. The provisions of this Section 5.16 shall not apply to environmental matters which are discussed in Section 5.25.

    5.17. Compliance with Applicable Laws and Regulations. Except as set forth on the attached Schedule 5.17, the Company has complied with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to it in connection with the operation of the Business, the ownership of the Assets or the lease of the Leased Personal Property or Leased Real Property except where the failure to comply would not have a material adverse effect on the BusineSection. The provisions of this
Section 5.17 shall not apply to environmental matters which are discussed in
Section 5.25.

    5.18. Employees. The attached Schedule 5.18 contains a complete and accurate list of current employees of the Company (the "Employees") and, with respect to each Employee, his or her salary or hourly rate currently in effect or promised as a future raise (orally or in writing), bonuses last paid to officers of the Company, if any, and a listing of those Employee Benefit Plans as defined in
Section 5.20 in which each such Employee participates. Except as set forth on the attached Schedule 5.18 or Schedule 5.20, there are no fringe benefits or incentives paid or payable to any Employee. No Employee Benefit Plan obligates the Company to pay separation, severance, termination or similar-type benefits solely as the result of the sale of stock contemplated by this Agreement or solely as the result of change in ownership or "effective control" as such term is defined in Section 280G of the Code and the regulations thereunder. No Employee Benefit Plan obligates the Company to pay separation, severance, termination or similar-type benefits to Tadim employees as the result of the sale of assets contemplated by this Agreement. Except as set forth on the attached Schedule 5.18, all Employees are actively at work, and no Employee is currently on leave of absence, layoff, military leave, suspension, sick leave, workers' compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during all normally scheduled business hours.

    5.19. Employee Relations. Except as set forth on the attached Schedule 5.19, there are no written or oral collective bargaining or other employment agreements or understandings with or affecting any Employee. Expenses incurred for medical services provided before the Closing Date under the Company's Welfare Plans (as defined in Section 5.20) or workers compensation plan will have been paid prior to the Closing Date, or will be accrued in the Closing Date Balance Sheet. Except with respect to those Employee Benefit Plans which by their terms are self-funded or unfunded and are appropriately accounted for on the Closing Date Balance Sheet in accordance with GAAP, no Employee Benefit Plan has any material unfunded liabilities as of the Closing Date. There are no vacation moneys which have been earned by any Employee under any agreement, whether oral or written, that have not been paid or accrued for on the Closing Date Balance Sheet, nor are there any severance payments which could become payable by Purchaser under the terms of any oral or written agreement or commitment. A proportionate share (based on the number of elapsed months in the current plan year to 12 months) of the projected annual 401(k) matching contribution (to the extent not paid) and the projected 401(k) profit sharing contribution to the Pension Plan (as defined in Section 5.20) disclosed in Schedule 5.20(c) will be accrued on the Closing Date Balance Sheet. Such projections shall be based on the same percentage rate as the preceding year but based on current participant compensation and participation. Except as disclosed pursuant to Section 5.20 below, the Company has no Pension Plan or other Employee Benefit Plan as defined in Section 5.20 in effect. Except as set forth on the attached Schedule 5.19,
(i) there is no unfair labor practice charge or complaint concerning the Business or any present or former Employee pending before any governmental agency in any jurisdiction in which the Company conducts business; (ii) there is no labor strike or material slowdown, work stoppage, lockout or other collective labor action actually pending or threatened against or affecting the Business, and the Company has not experienced any strike or material slowdown, work stoppage, lockout or other collective labor action in connection with the Business by or with respect to any Employees; (iii) there is no known organizing drive or campaign in progress and there is no representation claim or petition concerning the Business or any Employee pending before any governmental agency in any jurisdiction in which the Company conducts business, and no question concerning representation exists relating to the Employees; (iv) there are no charges or civil actions with respect to or relating to the Business pending before or brought by the Equal Employment Opportunity Commission or any agency in any jurisdiction in which the Company conducts business responsible for the prevention of unlawful employment practices; (v) the Company has not received formal notice from any governmental agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Business and no such investigation is currently in progress; and (vi) to the Company's Knowledge, no Employee who is entering into an employment agreement pursuant to Section 10.2(f) of this Agreement has any plans to terminate employment with the Company prior to Closing or to refuse employment with Purchaser after Closing.

         5.20. Employee Benefits.

         (a) Definitions: For purposes of this Agreement, the following words and phrases shall have the meanings set forth below:

             (i) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

             (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

             (iii) "Controlled Group" shall mean a group of corporations, trades or businesses, or a combination thereof, described in (b) below;

             (iv) "Controlled Group Member" shall mean a corporation, trade or business that is a part of the same Controlled Group as any of the entities constituting the Company;

             (v) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

             (vi) "Employee Benefit Plan" shall mean any plan as defined in ERISA Section 3(3) and shall include any Pension Plan, Welfare Plan and any bonus, severance, deferred compensation, annuity, retirement, stock option, stock purchase, executive compensation, incentive compensation, educational assistance, insurance or other plan or arrangement providing benefits to employees of the Company or Controlled Group Member, including, if the Company or any Controlled Group Member is organized under foreign law, any similar plan allowed by any foreign law;

             (vii) "Pension Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA; and

             (viii) "Welfare Plan" means any employee welfare benefit plan as defined in Section 3(1) of ERISA.

         (b) Controlled Group: Except as disclosed in Schedule 5.20(b), none of the entities constituting the Company is now, has ever been and will not be at any time prior to the Closing Date, a member of: (i) a controlled group of corporations as defined in Section 414(b) of the Code; (ii) a group of trades or businesses under common control as defined in Section 414(c) of the Code; (iii) an affiliated service group as defined in Section 414(m) of the Code; (iv) a group of businesses referred to in Section 414(o) of the Code; (v) a group of trades or businesses under common control as defined in Section 4001(b) of ERISA; or (vi) any other group under the law, rules or regulations of a foreign country similar to (i) through (v).

         (c) Company Employee Benefit Plans and Documents: Except as disclosed in Schedule 5.20(c), neither the Company nor any Controlled Group Member now, nor will at any time prior to the Closing Date, maintains, sponsors, participates in or contributes to, nor has the Company or any Controlled Group Member ever maintained, sponsored, participated in or made contributions to, any Employee Benefit Plan, nor is the Company or any Controlled Group Member a party to any collective bargaining or union contract. The Company has provided to Purchaser true and correct copies of all current and prior material documents relating to the Employee Benefit Plans listed in Schedule 5.20(c), including, but not limited to: (i) plan documents; (ii) trust documents; (iii) plan and trust amendments; (iv) summary plan descriptions, amendments thereto, and all other communication material provided to employees; (v) summaries of material modifications; (vi) insurance or annuity contracts; (vii) collective bargaining agreements or contracts and all amendments thereto; (viii) the most recent financial statements; (ix) with regard to self-funded Welfare Plans, experience data for the prior three (3) plan years as well as documentation and calculations demonstrating the value of accrued obligations under such plans as of the Closing Date; (x) if the Company provides, or has any commitment or obligation to provide, any Welfare or other Employee Benefits to retirees, copies of all documentation and calculations demonstrating the present value of such obligation or commitment as of the Closing Date; (xi) if the Company or any Controlled Group Member maintains a defined benefit pension plan, as defined in Section 3(35) of ERISA, the most recent actuarial valuation for each such plan and copies of any funding waivers and applications therefor, and all related correspondence and documentation; (xii) the five (5) most recent annual reports (including all schedules); (xiii) agreements with respect to leased or temporary employees;
(xiv) all Internal Revenue Service rulings, if any; and (xv) the most recent Internal Revenue Service determination letters.

         (d)  Representations: Except as specifically set forth in Schedule
         5.20:

                  (i) Qualification: all the Pension Plans required to be listed in Schedule 5.20, and the related trusts, if any, now meet, and since their inception have met, and as of the Closing Date shall meet, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under
         Section 501(a) of the Code;

                  (ii) Determination Letters: the Internal Revenue Service has issued a favorable determination letter which addresses the Tax Reform Act of 1986 with respect to the qualified status of each such Pension Plan and trust, and has not taken any action to revoke such letter;

                  (iii) Satisfaction of Obligation: the Company and each Controlled Group Member have performed, and through the Closing Date shall perform, all obligations required to be performed by them under the Employee Benefit Plans (including, but not limited to, the making of all contributions), are not in default under, or in violation of, and have no knowledge of any such default or violation of any other party to, any and all of the Employee Benefit Plans;

                  (iv) Compliance With Laws: each Employee Benefit Plan is, by its terms and in the manner in which it has been and will be administered, has been, and through the Closing Date shall be, in compliance with ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act of 1996, and any other applicable federal, state or local laws, and, if applicable, any foreign laws, except where the failure to comply would not have a material adverse affect on the Business, and each Employee Benefit Plan is valid and binding, in full force and effect, and there are no defaults on the part of the Company thereunder;

                  (v) No Prohibited Transactions: none of the Employee Benefit Plans maintained by the Company or any Controlled Group Member, nor any trust created thereunder, any trustee or administrator thereof, nor the Company or any Controlled Group Member has engaged in any transaction, which would violate Section 4975 of the Code, or Part 4 of Title I of ERISA, or, if applicable, any similar provision under foreign law and for which no individual or class exemption exists;

                  (vi) No Claims Pending or Threatened: there are not presently, nor shall there be prior to the Closing Date, any actions, suits or claims pending (other than routine claims for benefits) or, to the best Knowledge of the Company and its Controlled Group Members, threatened against, any Employee Benefit Plan, against the assets of any Employee Benefit Plan, or against the Company or any Controlled Group Member for benefits arising under or pursuant to any Employee Benefit Plan;

                  (vii) No Funding Deficiency: the Company does not have, and on the Closing Date will not have, a "funding deficiency", as that term is used in Section 412 of the Code, whether or not waived, with regard to any Employee Benefit Plan;

                  (viii) Bonding: each "plan official", within the meaning of
         Section 412 of ERISA, of each Pension Plan is, and through the Closing Date shall be, bonded to the extent required by said Section 412;

                  (ix) No Reportable Event: no proceeding has been initiated, nor shall any proceeding be initiated prior to the Closing Date, to terminate any Employee Benefit Plan and no "reportable event", within the meanings of Section 4043 or 4063 of ERISA, has occurred, nor shall any occur prior to the Closing Date, with respect to any Employee Benefit Plan;

                  (x) No Multiple Employer Plan: with the exception of the Huron Plastics Group, Inc. Employees' 401(k) Profit Sharing Plan, neither the Company nor any Controlled Group Member presently, nor will it prior to the Closing Date, nor did it previously, participate in, contribute to, or employ any persons covered by any "multiple employer plan" as discussed in Section 413(c) of the Code;

                  (xi) No Multiemployer Plan: neither the Company nor any Controlled Group Member presently, nor will it prior to the Closing Date, nor did it previously, participate in, contribute to, nor employ any persons covered by a "multiemployer plan" as defined in Section 3(37) of ERISA;

                  (xii) No Withdrawal Liability: neither the Company nor any Controlled Group Member has incurred, nor will it incur, any withdrawal liability, as defined in Title IV of ERISA, to a multiemployer plan which the Company or any Controlled Group Member participated in or contributed to prior to the Closing Date;

                  (xiii) No Retiree Benefits: no retiree benefits are payable, either now or in the future, pursuant to any Welfare Plan, nor shall an obligation to provide such benefits be incurred prior to the Closing Date;

                  (xiv) Reporting and Disclosure: with regard to each Employee Benefit Plan, the Company and each Controlled Group Member has complied with, and will through the

         Closing Date continue to comply with, all reporting and disclosure requirements of ERISA and the Code;

                  (xv) Sufficient Assets: as of the Closing Date: (i) with regard to funded plans, the assets of each such Employee Benefit Plan listed in Schedule 5.20 will be equal to or greater than the accrued benefits and benefit liabilities as described in ERISA Section 4001 of the participants and beneficiaries of such plans determined, if they are defined benefit plans, pursuant to the actuarial methods and assumptions utilized by the Pension Benefit Guaranty Corporation in the event of plan termination and any applicable foreign law and/or agency; (ii) with regard to Employee Benefit Plans that are funded by the general assets of the Company or any Controlled Group Member, a sufficient reserve has been established on the books of the Company in accordance with GAAP to pay all benefits of participants and beneficiaries; and (iii) with regard to insured Employee Benefit Plans, all insurance premiums to provide benefits under such plans through the Closing Date are paid;

                  (xvi) Defined Contribution Plan: with respect to each plan that is a defined contribution plan within the meaning of Section 3(34) of ERISA, the Company has paid all contributions on behalf of prior plan years, and any salary deferrals and employer contributions, including matching contributions, that have accrued for the current plan year; and

                  (xvii) Termination and Amendment: each Employee Benefit Plan listed in Schedule 5.20 is, and shall be through the Closing Date, terminable, and/or subject to amendment by the Company, at the discretion of the Company, with no liability for benefits incurred after such termination or inconsistent with the terms of any amendment after its effective date.

         5.21. Tadim Financial Information. The attached Schedule 5.21 consists of: (a) the unaudited balance sheet of Tadim as of June 30, 1997 (the "Most Recent Balance Sheet of Tadim"), and the related, unaudited statements of income and cash flows for the three-month period then ended; and (b) the audited balance sheets of Tadim as of March 31, 1995, 1996 and 1997, and the related statements of income and cash flows for the fiscal periods then ended. All such financial statements (the "Financial Statements of Tadim") were prepared from Tadim's books of account in accordance with generally accepted accounting principles consistently applied, and fairly present in all material respects the financial position, results of operations and cash flows of the Business as of the dates and for the periods indicated (with respect to the unaudited balance sheets subject to necessary audit adjustments).

         5.22. HPG Financial Information. The attached Schedule 5.22 consists of: (a) the unaudited balance sheet of HPG and the Subsidiaries on a consolidated basis as of June 30, 1997 (the "Most Recent Balance Sheet of HPG"), and the related, unaudited statements of income and cash flows for the three-month period then ended; and (b) the audited balance sheets of HPG and the Subsidiaries on a consolidated basis as of March 31, 1995, 1996 and 1997, and the related statements of income and cash flows for the fiscal periods then ended. All such financial statements (the "Financial Statements of HPG") were prepared from HPG's books of account in accordance with generally accepted accounting principles consistently applied, and fairly present in all material respects the financial position, results of operations and cash flows of the Business as of the dates and for the periods indicated (with respect to the unaudited balance sheets subject to necessary audit adjustments).

         5.23. No Undisclosed Liabilities. Except (a) as and to the extent set forth on the attached Schedule 5.23 or reflected in the Financial Statements of Tadim or the Financial Statements of HPG, (b) for liabilities incurred by the Company in connection with or with respect to the Business in the ordinary course since the date of the Most Recent Balance Sheet of Tadim and the Most Recent Balance Sheet of HPG (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) the Assumed Liabilities, and (d) liabilities disclosed in this Agreement or the Schedules hereto or not required to be disclosed because of the applicable threshold in this Agreement, the Company has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing. Except as set forth on the attached
Schedule 5.23, the Company does not have Knowledge of any existing, proposed or threatened change which could have a material adverse impact on the Business or the future prospects of the BusineSection.

         5.24.    Tax Matters.

                  (a) Except as set forth on the attached Schedule 5.24:

                  (i) the Company, and each of the entities identified on the attached Schedule 5.24 pursuant to Section 5.24(a)(ii) below (the "Predecessors") have filed all Tax Returns which they are required to file under applicable laws and regulations, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations;

                  (ii) the Company, each of its affiliated groups and each of its Predecessors have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party;

                  (iii) neither the Company nor any of its affiliated groups or Predecessors have waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

                  (iv) the accrual for Taxes on the Most Recent Balance Sheet of Tadim and the Most Recent Balance Sheet of HPG would be adequate to pay all Taxes of the Company if its current tax year were treated as ending on the date of the Most Recent Balance Sheet of Tadim and the Most Recent Balance Sheet of HPG (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

                  (v) since the date of the Most Recent Balance Sheet of Tadim, Tadim has not incurred any liability for Taxes with respect to the Business other than in the ordinary course;

                  (vi) since the date of the Most Recent Balance Sheet of HPG, neither HPG nor any Subsidiary has incurred any liability for Taxes with respect to the Business other than in the ordinary course;

                  (vii) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company, any of its affiliated groups or any of its Predecessors;

                  (viii) neither the Company nor any of its affiliated groups or Predecessors have received from any foreign, federal, state or local taxing authority any (a) written notice indicating an intent to open an audit or other review or (b) request for information related to tax matters; and

                  (ix) there are no material unresolved questions or claims concerning any Tax liability of the Company or any subsidiary, affiliated group or any Predecessor of the Company.

                  (b) Except as set forth on the attached Schedule 5.24, the Company (i) has not made an election under Section 341(f) of the Code, (ii) is not liable for the Taxes of another person (1) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (2) as a transferee or successor, (3) by contract or indemnity or (4) otherwise, (iii) is not a party to any tax sharing agreement, and (iv) has not made any payments, are obligated to make any payments or are parties to an agreement that could obligate them to make any payments that would not be deductible under Section 280G of the Code.

                  (c) For purposes of this Agreement, the term "Tax" means any federal, state, province, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         5.25.    Environmental, Health and Safety Matters.

                  (a) Definitions. As used in this Agreement, the following terms have the following meanings:

                           (i) "Environmental Laws" means any and all applicable international, federal, state, and local statutes, laws, regulations, ordinances, orders, common law, and similar provisions having the force or effect of law, concerning public health or safety, worker health or safety or pollution or protection of the environment, including but not limited to, the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq. or which govern: 1) the existence, cleanup, removal, reporting and/or remedy of contamination or threat of contamination on or about owned or leased real property; 2) the emission or discharge of Hazardous Materials into the environment; 3) the control of Hazardous Materials; or 4) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials, including building materials.

                           (ii) "Hazardous Materials" means any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA and amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls (PCBs); (v) containing asbestos;
         (vi) which is radioactive; (vii) which is biologically hazardous;
         (viii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; (ix) which is or becomes defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such terms used to define a substance having an adverse effect on the environment under any federal, state or local statute, regulation or ordinance; (x) any toxic, explosive, dangerous, corrosive or otherwise hazardous substance, material or waste which is or becomes regulated by any federal, state or local governmental authority; or (xi) which causes a nuisance upon or waste to real property.

                           (iii) "Environmental Reports" means any and all environmental review and assessment reports in the Company's possession or control with respect to the Real Property.

                           (iv) "Release" includes any and all migration (which originates at any of the Real Property), releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Materials.

                  (b) The Company has provided Purchaser with true, correct and complete copies of all Environmental Reports.

                  (c) Except as set forth in the Environmental Reports or on the attached Schedule 5.25:

                           (i) During the past ten (10) years, the Company has not received notice, and the Company has no information which indicates that the Company will be receiving notice, of proceedings, claims or losses relating to alleged violations by the Company of any Environmental Laws relating to the Business or relating to the presence, discharge, release or disposal of Hazardous Materials on the Real Property;

                           (ii) The Company has not received notice as a potentially responsible party for any facility, site or location pursuant to CERCLA or any other Environmental Law relating to the Business, except for such notices as have been finally resolved;

                           (iii) The Company is and has been in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the requirements of Environmental Laws relating to the Business and the lease and operation of the Real Property;

                           (iv) The Company has timely filed all notices, reports and other submissions required under all Environmental Laws;

                           (v)  [Intentionally Omitted];

                           (vi) The Company has been issued all permits, certificates, approvals, licenses and other authorizations required under all Environmental Laws for the operation of the Business as it has been previously and is currently conducted and has timely applied therefore and is and continues to be in compliance therewith;

                           (vii) The Company has never caused or suffered any Hazardous Materials to be disposed onto or into soils of the Real Property that would give rise to liability under Environmental Laws;

                           (viii) There is no contamination in soils or groundwater of or beneath the Real Property which requires any reporting or any other actions under the Environmental Laws;

                           (ix) There have not been and there are no underground storage tanks, active or abandoned, on or under the Real Property which have not been removed together with any associated contaminated media in accordance with Environmental Laws in effect at the time of removal;

                           (x) No conditions exist at or on or under the Real Property which with the giving of notice required under the Environmental Laws would give rise to liability under any Environmental Law;

                           (xi) The Company has not arranged for the transportation, treatment or disposal of any waste that was disposed of or treated at any site listed on any federal CERCLA or state list or other lists of hazardous substances sites;

                           (xii) There are no Liens under Environmental Laws on any of the Company, the Assets or any of the Leased Property, and no government actions have been taken which could subject any of such properties or assets to such liens; and

                           (xiii) There have been no environmental
         investigations, audits, reviews or assessments of the Real Property by the Company, or in the possession or control of the Company, which have not been provided to Purchaser.

         5.26. Consents, Approvals and Authorizations. Except as set forth on the attached Schedule 5.26, no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of the Company in connection with the valid execution and delivery of this Agreement and the Attendant Documents to which the Company is a party or the consummation of the transactions contemplated in this Agreement without breach or violation of any agreement, lease, indenture or other instrument, or any judgment, decree, order, award, law, rule or regulation applicable to or affecting the Company, the Business, the Assets or the Leased Property, other than any consent, approval, authorization, designation, declaration, filing or notification which, if not obtained or made would not have a material adverse effect on the Business, the Assets or the Leased Property. Prior to the Closing, the Company shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached Schedule 5.26, and as of the Closing, The Company shall have given Purchaser's counsel copies or adequate evidence of all such consents, approvals, authorizations, designations, declarations, filings and notices.

         5.27. Insurance. Except as set forth on the attached Schedule 5.27, the Company has maintained and now maintains insurance with respect to the Assets, the Leased Property and the Business, covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, product liability and workers compensation, and in such amounts as is customary or appropriate in the industry. The attached Schedule 5.27 contains a true and correct summary of all such insurance policies now maintained by the Company setting forth the names of the insured and the insurer, policy numbers, the types of coverage, premium payments or basis of payment, deductible amounts and limits of coverage. Except as set forth on the attached Schedule 5.27, no such policy of insurance is subject to any deductible, self-insured retention, retrospective rating agreement, indemnification agreement or any other method or device by which the insured person is subject to all or any part of the liability for any or all claims. Concurrently with or prior to the execution of this Agreement, the Company has delivered to Purchaser or Purchaser's counsel true, correct and complete copies of all such insurance policies. Except as set forth on the attached Schedule 5.27, all such insurance policies will be in full force and effect through the Closing Date. Except as set forth on the attached
Schedule 5.27, the Company has no Knowledge of any event that has occurred forming the basis for any present property, casualty or fidelity claim against the Company which is not fully covered by insurance. The attached Schedule 5.27 contains loss runs for the last five (5) years setting forth all property, general and products liability and workers compensation claim activity against the Business, including the date and place of the occurrence, the claimant's name, reserves, amounts paid, a brief description of the incident and whether the claim is open or closed. Except as set forth on the attached Schedule 5.27, the Company does not have Knowledge of any occurrence, circumstance, or event which could reasonably be expected to result in any such claim.

         5.28. Recent Conduct of Business; Interim Operations. Except as set forth on the attached Schedule 5.28, since the date of the Most Recent Balance Sheet of Tadim and the Most Recent Balance Sheet of HPG, there has not been any material adverse change in the Business, in the operations or condition (financial or otherwise) of the Business or in the Assets. Except as set forth on the attached Schedule 5.28, since the date of the Most Recent Balance Sheet of Tadim and the Most Recent Balance Sheet of HPG, the Company has caused the Business to be conducted only in the ordinary course. Except as set forth on the attached Schedule 5.28, since the date of the Most Recent Balance Sheet of Tadim and the Most Recent Balance Sheet of HPG, the Company has not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser's reasonable discretion:

                  (a) except in accordance with consistent prior practice and in the ordinary course, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Employee, officer or agent of the Company, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay to any Employee, officer or agent of the Company;

                  (b) sold or transferred any of the Assets, other than in the ordinary course of business;

                  (c) terminated or materially amended any material Contract, except that (i) the key man life insurance policy on the life of Ernest Oskin has been terminated and the cash surrender value together with the prepaid premium has been or will be distributed to the Selling Shareholders and (ii) the Huron Plastics Group, Inc. Employees' 401(k) Profit Sharing Plan may be amended prior to the Closing Date to provide for the vesting of all participants as of the Closing Date;

                  (d) subjected any of the Assets to, or permitted any of the Assets to become subject to, any mortgage, pledge, lien or other encumbrance other than in the ordinary course;

                  (e) paid out any cash generated by earnings of HPG or any Subsidiary from and after the date of the Most Recent Balance Sheet of HPG, except to pay ordinary and routine expenses incurred in the ordinary course of business of HPG or the Subsidiaries, except to pay bonuses to its executives in accordance with past practices, or except to make capital expenditures in accordance with existing programs and as required in the ordinary course of its business or as required pursuant to Section 5.6 of this Agreement or in connection with redemption of shares required by this Agreement; or

                  (f) entered into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subsection (a) through (e) of this
Section 5.28.

         Until the Closing, the Company and the Selling Shareholders shall keep Purchaser fully informed with respect to the operation and condition of the BusineSection. Specifically, the Company and the Selling Shareholders will immediately notify the Purchaser of any actual or, to the Knowledge of the Company and/or the Selling Shareholders, threatened, material adverse change in the Business of the Company. Notwithstanding the foregoing, Tadim may pay bonuses to its executives and, as an "S corporation", may make tax distributions to its shareholders, all in accordance with past practices.

         5.29. Condition of Inventory. The Company's inventory is, and the Company's work-in-process, when completed, will be, merchantable, fit for the purpose for which it was procured or manufactured, useable and saleable in the ordinary course of busineSection. The Company's inventory is not, and the Company's work-in-process, when completed, will not be, obsolete or surplus. The Company's inventory and work-in-process are carried on the Most Recent Balance Sheet of Tadim or the Most Recent Balance Sheet of HPG at amounts not in excess of the lower of cost or net realizable value. As used in the foregoing sentences, "obsolete" refers to inventory which is not, or work-in-process which, when completed, will not be, useable or saleable because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or any other cause whatsoever, and "surplus" refers to inventory which does not, or work-in-process which, when completed, will not, exceed known or anticipated requirements in the reasonable business judgment of the Company. In addition, any inventory which, in the opinion of Ernst & Young, will not be useable and/or saleable within one year after the Closing Date will be deemed to be obsolete, and shall be written down to zero value for purposes of computation of the Price Adjustment.

         5.30. Non-Violative Agreement. Neither the execution and delivery of this Agreement or the Attendant Documents to which Tadim or HPG is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of the Articles of Incorporation, Bylaws or any other agreement or instrument to which Tadim, HPG or the Subsidiaries is a party, or by which such entity may be bound or to which such entity may be subject.

         5.31. Brokerage or Finder's Fee. No broker, finder, agent or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

         5.32. Product Warranty. Each product that has been or will be manufactured, sold, leased, or delivered by Tadim and/or HPG prior to the Closing Date has been and will be manufactured by Tadim and/or HPG in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither Tadim nor HPG has or will have any material liability for replacement or repair thereof or other damages in connection therewith, other than in accordance with Tadim's and/or HPG's standard terms and conditions and subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet of HPG and/.or the Most Recent Balance Sheet of Tadim (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Tadim and/or HPG. No product that has been or will be manufactured, sold, leased, or delivered by Tadim and/or HPG prior to the Closing Date is subject to any guaranty, warranty, or other indemnity from Tadim and/or HPG beyond the applicable standard terms and conditions of sale or lease. There are no standard terms and conditions of sale or lease for Tadim and/or HPG other than those set forth in the purchase orders of the customers of Tadim and/or HPG.

         5.33. Product Liability. Neither Tadim nor HPG has or will have any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Tadim and/or HPG prior to the Closing Date.

         5.34. Schedules. Each schedule prepared by the Company and/or the Selling Shareholders pursuant to this Agreement shall identify the entity with respect to which the information contained on such schedule applies.

         5.35. Disclaimer of Other Representations and Warranties;
Projections.

               (a) Neither the Company nor the Selling Shareholders has authorized any person to make any representation or warranty relating to the Company or otherwise in connection with transactions contemplated by this Agreement other than as specifically provided for in this Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.

               (b) Except as expressly set forth in the Agreement, the Company is, and is understood by the Purchaser to have been sold on an "AS IS, WHERE IS" BASIS AND, EXCEPT AS TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, IN LAW OR IN FACT, WITH RESPECT TO THE ASSETS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         5.36. Disclosure. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed on all Schedules. Certain information set forth in the Schedules are included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company or the Selling Shareholders in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents, warrants and covenants the following to Tadim, HPG and the Selling
Shareholders:

         6.1. Good Standing and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Purchaser has the corporate power and authority to enter into this Agreement, to enter into the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement. This Agreement and all of the Attendant Documents to which Purchaser is a party, and the consummation of the transactions contemplated in this Agreement, have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper corporate action on the part of Purchaser. This Agreement, and all of the Attendant Documents to which Purchaser is a party, when executed and delivered, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

         6.2. Non-Violative Agreement. Neither the execution and delivery of this Agreement and the Attendant Documents to which Purchaser is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Purchaser's Articles of Incorporation or Bylaws or any other agreement or instrument to which Purchaser is a party, or by which Purchaser may be bound or to which it may be subject.

         6.3. Brokerage or Finder's Fee. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser.

         6.4 Due Diligence. Purchaser does not have actual knowledge of any inaccuracy or breach of any representation or warranty made by the Company or the Selling Shareholders in this Agreement or the Schedules to this Agreement which may give rise to a claim for indemnification.

         6.5. Indemnification of Directors and Officers. Purchaser agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors, officers, employees, fiduciaries and agents of HPG as provided in HPG's Articles of Incorporation or Bylaws as in effect as of the date hereof and with respect to actions occurring prior to the Closing Date, shall continue in full force and effect until the earlier of the date upon which HPG and the Subsidiaries are merged with and into Purchaser or for a period of three years from the Closing Date (provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim). In the event of the merger of HPG and the Subsidiaries into the Company before the expiration of three years from the Closing Date, Purchaser shall maintain the similar indemnities contained in its Certificate of Incorporation or Bylaws for the remainder of such five year period.

7.       FUTURE DEVELOPMENTS; SURVIVAL.

         7.1. Notice of Material Developments. Each Party shall give prompt written notice to the other Party of any (i) representations or warranties contained in this Agreement which was true as of the date of this Agreement, but which has subsequently become untrue, (ii) breach of any covenant under this Agreement by such Party, and (iii) any other material development affecting the ability of such Party to consummate the transactions contemplated in this Agreement.

         7.2 Survival. The representations and warranties set forth in Sections 5 and 6 of this Agreement shall survive for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties contained in Sections 5.1, 5.2, 5.4, 5.14, 6.1 and 6.3 shall survive indefinitely, the representations and warranties contained in Section 5.24 shall survive for the period of the applicable statute of limitations, and the representations and warranties contained in Section 5.25 shall survive for a period of three (3) years.

8.       EMPLOYEE MATTERS

         8.1.     Salaried And Hourly Employees.

                  (a) Termination. As used in this Section 8.1, the term "Tadim Employees" means those salaried or hourly employees of Tadim (the "Tadim Employees") who are employed as of the

Closing Date (i.e., including those who, as of the date immediately preceding the Closing Date, are on leave of absence, layoff, military leave, suspension, sick leave, workers' compensation, salary continuance or long-term or short-term disability or otherwise not actively performing his or her work during all normally scheduled business hours; provided such individuals are included on
Schedule 8.1(a) attached to this Agreement). Tadim shall terminate all of the Tadim Employees on or as of the Closing Date and shall pay all such terminated employees any amounts due through the date prior to the Closing Date for accrued wages and benefits except that Purchaser shall pay all earned but unpaid vacation pay attributable to the period prior to the Closing Date. Purchaser shall not assume any liability for (except for the litigation disclosed in Schedule 5.16 pursuant to Section 2.1), inherit or succeed to any employment relationship or any pending labor or employee relations case, or any employment or collective bargaining agreements.

                  (b) Obligation to Hire. Subject to Section 8.1(e) below, effective as of the Closing Date, Purchaser shall offer employment, or shall cause one of its subsidiaries or Affiliates to offer employment, to all of the Tadim Employees (other than those identified on the attached Schedule 8.1(b) as such Schedule 8.1(b) shall be revised as of the Closing Date) on terms and conditions which are substantially similar to those under which Purchaser employs persons of similar skill, experience and training as other employees of Purchaser. For the purposes of this Section 8.1, the term "Continued Employees" means those Tadim Employees accepting such offers of employment. The Company shall be responsible for any liability arising under the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") on or before the Closing Date and the Purchaser shall be responsible for any liability arising under WARN after the Closing Date.

                  (c) No Right to Continued Employment. After the Closing, Purchaser may evaluate its employment needs with respect to the Business, and no provision of this Agreement is intended to or shall confer on any Continued Employee any right to continued employment after the Closing Date.

                  (d) Employee Benefit Plans for Continued Employees. Effective as of a Continued Employee's date of employment with Purchaser, a Continued Employee shall be entitled to the benefits afforded under, and subject to the terms and conditions of, the Employee Benefit Plans listed in Schedule 5.20 which are assumed by Purchaser in Section 8.1(e). The Continued Employee's service credit for purposes of eligibility and vesting shall include service credited under each such Employee Benefit Plan as of the Closing Date if the Continued Employee's date of employment with Purchaser is within fourteen days of the Closing Date. The Continued Employee's service credit, for purposes of eligibility, vesting and allocation of employer contributions, under the Huron Plastics Group, Inc. Employees' 401(k) Profit Sharing Plan shall include service credited under such Plan as of the Closing Date subject to the service crediting rules in such Plan.

                  (e) Assumption of the Company's Employee Benefit Plans. Effective for all duties, acts or omissions arising on and after the Closing Date, Purchaser shall assume all liabilities and obligation including those as plan sponsor arising under or pursuant to the Employee Benefit

Plans (as defined in Section 5.20); provided, however, the Selling Shareholders shall retain all liability for duties, acts or omissions of the Company and its officers arising before the Closing Date except to the extent accrued on the Closing Balance Sheet or disclosed in this Agreement or the Schedules hereto. Notwithstanding the foregoing, at any time following the Closing Date, Purchaser shall have the right to terminate, amend or otherwise modify the terms of, any such Employee Benefit Plan.

         8.2. Insurance and Workers' Compensation Claims. Except as provided in this Section 8.2, the Purchaser shall be solely liable for and shall indemnify and hold the Selling Shareholders and Tadim harmless against all health and welfare insurance claims or workers' compensation claims with respect to every Employee which are pending on the Closing Date or which are asserted or reactivated after the Closing Date, regardless of the date of injury or medical condition giving rise to the claim, the date on which the claim is asserted or reactivated or the period(s) for which the benefits are owed, other than with respect to workers compensation claims made for injuries incurred during the 1992-1993 and 1993-1994 workers' compensation insurance policy years. Notwithstanding the foregoing, Tadim and the Selling Shareholders shall solely be liable for expenses incurred for medical services provided to Employees before the Closing Date or for indemnity pay which would, in the ordinary course of business, have been paid to any such Employee prior to the Closing Date to the extent not reflected on the Most Recent Balance Sheet of Tadim, the Most Recent Balance Sheet of HPG or the Closing Date Balance Sheet. Purchaser shall be responsible for the administration of any workers compensation claims which are pending as of the Closing Date or which arise thereafter and Tadim and the Selling Shareholders shall reimburse Purchaser for all amounts paid by Purchaser for which Tadim and the Selling Shareholders have financial responsibility under this Section 8.2. Purchaser will make satisfactory arrangements to release the Comerica letters of credit securing the obligations under the Company's workers' compensation policies.

         8.3. COBRA. With respect to any Employee who, prior to the Closing Date, has elected COBRA benefits and is disclosed on Schedule 8.3, Purchaser shall (a) continue to administer such benefits on behalf of the Company for all such COBRA participants at no cost to the Company and the Selling Shareholders; and (b) retain all liability for payment of claims by such COBRA participants.

9.       CONDITIONS TO CLOSING

         9.1. Conditions Precedent to Purchaser's Obligation. The obligation of Purchaser to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing) by Purchaser:

              (a) Representations and Warranties. Subject to subsection (k), all representations, warranties and covenants made by Tadim, HPG and the Selling Shareholders in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

              (b) Performance of Agreement. Tadim, HPG and the Selling Shareholders shall have performed and complied with all of their obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

              (c) Approvals. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or otherwise been terminated. Tadim, HPG and the Selling Shareholders shall have obtained all approvals, authorizations, consents or waivers necessary for the consummation of the transactions contemplated in this Agreement. The Boards of Directors of Tadim and HPG shall have approved the transactions contemplated in this Agreement in accordance with their respective governing documents and applicable law. If required pursuant to applicable law, the shareholders of Tadim and HPG shall have approved the transactions contemplated in this Agreement by the requisite vote at a meeting called pursuant to applicable law.

              (d) Litigation. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered which would: (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement, (ii) cause any of the transactions contemplated in this Agreement to be rescinded following consummation, (iii) have a material adverse effect on the right of Purchaser to own, operate or control the Business, the Assets, or the Shares, or (iv) otherwise have a material adverse effect on the operations or financial condition of the Business, the Assets, or the Shares. In addition, no such litigation, action, suit, claim, proceeding, order, investigation or inquiry shall have been initiated between the date of this Agreement and the Closing Date.

              (e) Estoppel Certificates. Tadim and HPG shall have obtained and delivered to Purchaser estoppel certificates and consents to assignment, dated no earlier than fifteen (15) days prior to the Closing Date, from each of the lessors under the Personal Property Leases (if required pursuant to the terms of such leases) the leases covering all Leased Real Property and any other lease or sublease entered into with respect to the Assets or the Business, identifying the applicable lease and all amendments thereto and stating, among other things, that (i) such lease is in full force and effect, (ii) there are no uncured defaults thereunder, (iii) the date through which rent or any other applicable payments thereunder has been paid, and (iv) the amount of any security deposit held thereunder. The form of the estoppel certificates and consents to assignment which the Company shall present to such lessors, and the content of such estoppel certificates and consents to assignment, as completed by the lessors, shall be satisfactory to Purchaser in its reasonable discretion.

              (f) UCC Searches. Purchaser shall have received, not less than ten
(10) business days prior to the Closing Date, Uniform Commercial Code financing statement searches (the "UCC Searches") dated no earlier than thirty (30) days prior to the Closing Date:

                           (i) with respect to Tadim, (A) from the State of
                  Michigan and any and all counties in the State of Michigan in which Tadim owns or leases any property, and (B) any other state in which Tadim is qualified to do business and any and all counties in such other states in which Tadim owns or leases any property, showing no Liens (including, but not necessarily limited to, so-called "ERISA liens" under ERISA Section.4068) on or affecting the Business or any part of the Tadim Assets or the Leased Property, except for Permitted Liens and Liens of a definite or ascertainable amount which may be removed by the payment of money at Closing and which Tadim has the right to remove, and shall remove, at Closing;

                           (ii) with respect to HPG, (A) from the State of
                  Michigan and any and all counties in the State of Michigan in which HPG or any Subsidiary owns or leases any property, and
                  (B) any other state in which HPG or any Subsidiary is qualified to do business and any and all counties in such other states in which HPG or any Subsidiary owns or leases any property, showing no Liens (including, but not necessarily limited to, so-called "ERISA liens" under ERISA
                  Section 4068) on or affecting the Business or any part of the HPG Assets or HPG Leased Personal Property or HPG Real Property, except for Liens which are acceptable to Purchaser and Liens of a definite or ascertainable amount which may be removed by the payment of money at Closing and which HPG has the right to remove, and shall remove, at Closing.

         The UCC searches referenced in subparagraphs (i) and (ii) above shall be conducted under the corporate names of Tadim, HPG and each of the Subsidiaries and any assumed names under which Tadim, HPG or the Subsidiaries has in the past conducted, or is currently conducting, busineSection.

                  (g) Tax Lien Searches. Purchaser shall have received, not less than ten (10) business days prior to the Closing Date, certified searches dated no earlier than thirty (30) days prior to the Closing Date of the tax records of each taxing authority to which the Company pays taxes or files taxes or information returns demonstrating that no tax liens have been filed against the Business or any of the Assets (the "Tax Lien Searches"). Such Tax Lien Searches shall be conducted under the corporate names of Tadim, HPG and each of the Subsidiaries and any assumed names under which Tadim, HPG and any of the Subsidiaries has in the past conducted, or is currently conducting busineSection.

                  (h) Litigation Searches. Purchaser shall have received, not less than ten (10) business days prior to the Closing Date, certified litigation searches dated no earlier than thirty (30) days prior to the Closing Date of the litigation records from each of the jurisdictions (both federal and state) in which the Company conducts business showing that, other than the litigation disclosed on the attached Schedule 5.16, no litigation has been instituted which could affect, in any way, the Business or the Assets.

                  (i) Environmental Reports. With respect to the Real Property, Purchaser shall have received, not less than ten (10) business days prior to the Closing Date, at the Purchaser's cost and expense, a "Phase I" environmental review and assessment report, a compliance audit and an analysis of potential offsite liability for such parcel prepared by an environmental consultant of Purchaser's choosing, and all such reports shall be satisfactory to Purchaser in all respects. Purchaser shall perform all environmental due diligence at reasonable times and in a reasonable manner and shall indemnify, defend and hold the Company harmless from damages resulting therefrom except for those damages that are due to the Company's negligence or acts or omissions. In the event that Purchaser is not satisfied in its sole discretion with the results of the Phase I environmental review and assessment reports, Purchaser may, by one or more written notices to Tadim, HPG and the Selling Shareholders prior to the end of the due diligence period provided in Section 9.1(u) hereof, extend the environmental due diligence period for two additional consecutive thirty (30) day periods during which Purchaser may conduct such additional investigations of the environmental conditions of the Real Property as Purchaser deems appropriate; provided, that at the expiration of the initial thirty (30) day period, the Sellers shall have the option of closing the transactions contemplated hereby (in which event the Purchaser shall agree that the condition provided herein is satisfied) provided that the Selling Shareholders remediate any contamination on the Real Property specifically identified during Purchaser's environmental due diligence which would result in liability under the Environmental Laws at the sole cost and expense of the Selling Shareholders and that a mutually agreed upon cost of such remediation shall be withheld from the Purchase Price and placed in escrow pursuant to an escrow agreement reasonably satisfactory to the Parties. In connection with the foregoing, the Company and the Selling Shareholders hereby covenant and agree that, as reasonably requested by Purchaser, the Company and the Selling Shareholders shall use their best efforts to obtain, and will cooperate fully with Purchaser's efforts to obtain, any additional environmental inspections, assessments, reports or other information with respect to environmental contamination or compliance or non-compliance with any Environmental Laws relating to the Business, the Assets or the Real Property.

                  (j) Lease Amendments and Assignment and Assumption of Leases. Purchaser and the lessor of each lease for each parcel of real property currently leased and used by the Company (other than the warehouse located on Cedar Street, Port Huron, Michigan, the condominium located on South Padre Island, Texas, and the SPAN warehouses identified on Schedule 5.11 as numbers 7, 9 and 10, which will be assigned to, and assumed by, Purchaser pursuant to Assignment and Assumption Agreements described below) shall have entered into amendments to such leases (the "Lease Amendments"), each of which shall provide for an initial three (3) year term with termination upon 18-months' notice exercisable during the initial three (3) year term only, together with five (5) three-year options to renew exercisable not later than six-months prior to the expiration of the preceding term. In addition, Purchaser and the appropriate entity comprising the Company and/or the lessor shall have entered into Assignment and Assumptions of Leases (the "Assignment and Assumption Agreements") to the extent that any such lease requires such assignment and assumption.

                  (k) Updating of Disclosure Schedules. From the date of this Agreement until the Closing, the Company and the Selling Shareholders shall have used their best efforts to update all of the Schedules to this Agreement and shall have promptly notified Purchaser of any material changes or additions or events which may cause any change or addition to any such Schedules or in any representation or warranty made pursuant to Section 5 above. If the Company or the Selling Shareholders so update any Schedule and such update corrects a material breach of a representation or warranty of the Company or the Selling Shareholders or if the update reflects an event occurring after the date of this Agreement that would have a material adverse effect on the business, the Purchaser shall have the right to terminate this Agreement, provided, however, that if the Purchaser does not terminate this Agreement, the updated Schedule(s) shall be deemed updated as of the date of this Agreement. Except as specifically provided for in the preceding sentence, the provisions of this Section 9.1(k) and any notice by Tadim or HPG pursuant to this Section 9.1(k) shall not be deemed in any way to constitute a waiver by Purchaser of the condition set forth in Section 9.1(a) above which provides in part that the representations and warranties set forth in Section 5 above shall be true and correct on the date of this Agreement and on the date of the Closing.

                  (l) [RESERVED]

                  (m) Delivery of Closing Documents. Tadim, HPG and the Selling Shareholders shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 10.2 below. All documents relating to the transactions contemplated in this Agreement shall be satisfactory in form and content to Purchaser's legal counsel.

                  (n) No Encumbrances; Redemption of Stock. All of the Assets other than the Leased Personal Property and the Leased Real Property shall be owned free and clear of all Liens other than the Permitted Liens. All of the Shares shall be owned free and clear of all Liens, and HPG shall have redeemed (or shall concurrently with the Closing redeem) all issued and outstanding shares of Stock, other than the Shares. In order to make the payments necessitated by such redemptions, HPG shall be entitled to use that amount of cash existing in its accounts as of the date of the Most Recent Balance Sheet of HPG, as reflected in the Most Recent Balance Sheet of HPG.

                  (o) Customer Visits. Purchaser shall be satisfied with the results of customer visits conducted jointly with Tadim or HPG as the case may be, prior to the Closing Date; provided that no such visit shall be made until the Purchaser has delivered to Tadim, HPG and the Selling Shareholders a copy of a binding commitment and approval by its lending group participants for financing of the transactions contemplated in this Agreement.

                  (p) Vehicles. Tadim shall have properly transferred title to the vehicles, if any, listed on the attached Schedule 5.3 to Purchaser.

                  (q) [Intentionally Omitted]

                  (r) Shareholder Agreements. HPG shall have exercised or terminated and discharged its obligations under all existing agreements with the shareholders, including, without limitation, those agreements with respect to the redemption of the outstanding stock of HPG.

                  (s) Guarantees. HPG shall have terminated and discharged all of its obligations under all guarantees in favor of financial institutions (other than that certain guarantee entered into by HPG in favor of Comerica Bank in connection with construction financing for the Croswell, Michigan property).

                  (t) Resignations. Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Company.

                  (u) Due Diligence. Purchaser shall have satisfactorily completed its due diligence investigation by January 23, 1998. Purchaser shall notify Tadim, HPG and the Selling Shareholders in writing on or prior to January 23, 1998 if it is not satisfied with the results of its due diligence investigation, whereupon this Agreement shall be deemed terminated, all parties shall be relieved of their obligations hereunder, and Tadim, HPG and the Selling Shareholders shall be free to communicate and negotiate with other potential buyers notwithstanding anything to the contrary contained in this Agreement. In such event, Purchaser shall be entitled to a return of the Deposit paid pursuant to Section 4.3(a) hereof.

                  (v) Business Permits. To the extent that any business permits are not transferable to Purchaser, Purchaser shall have obtained, or satisfied itself that it will be able to obtain, business permits in its own name that will permit Purchaser to own, operate or use the Business and the Tadim Assets of Tadim and of the Company to the same extent as the Company and Tadim.

         9.2. Conditions Precedent to Tadim's, HPG's and the Selling Shareholders' Obligation. The obligation of Tadim, HPG and the Selling Shareholders to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing) by such Parties:

                  (a) Representations and Warranties. All representations and warranties made by Purchaser in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

                  (b) Performance of Agreement. Purchaser shall have performed and complied with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

              (c) Approvals. Purchaser's Board of Directors shall have approved the transactions contemplated in this Agreement in accordance with Purchaser's governing documents and applicable law.

              (d) [RESERVED]

              (e) Delivery of Closing Documents. Purchaser shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 10.3 below. All documents relating to the transactions contemplated in this Agreement shall be satisfactory in form and content to the Company's legal counsel.

10. CLOSING

         10.1. Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall be held at the offices of Dean & Fulkerson on or before January 30, 1998 or at Purchaser's option such later date as is required to satisfy the conditions set forth in Sections 9.1(c) or 9.1(i) (the "Closing Date") or at such other location and time as Tadim, HPG and Purchaser may mutually agree.

         10.2. Documents to Be Delivered at Closing by HPG, Tadim and the Selling Shareholders. At the Closing, Tadim, HPG and the Selling Shareholders shall properly execute (if necessary) and deliver to Purchaser, or cause to be executed and delivered to Purchaser, the following:

               (a) A Warranty Bill of Sale and Assignment and Assumption Agreement (the "Bill of Sale"), the form of which shall be reasonably satisfactory to counsel to Purchaser.

               (b) Certificates of title to the vehicles listed on the attached
Schedule 5.3, if any.

               (c) [RESERVED]

               (d) Escrow Agreement.

               (e) Covenant Not to Compete (the "Covenant"), the form of which is attached to this Agreement as Exhibit C, executed by the persons set forth on the attached Schedule 10.2 (e).

               (f) Employment Agreements (the "Employment Agreements"), the forms of which are attached to this Agreement as Exhibits D-1 to D-11, executed by Purchaser and the persons set forth on the attached Schedule 10.2(e).

               (g) An opinion of Dykema Gossett, counsel to Tadim, HPG and the Selling Shareholders, addressed to Purchaser, the form of which shall be reasonably satisfactory to counsel to Purchaser.

               (h) The consent and estoppel certificates described in Section 9.1(e) above.

               (i) The Lease Amendments and the Assignment and Assumption Agreements.

               (j) A copy of Tadim's Articles of Incorporation, certified by the Michigan Department of Consumer and Industry Services, and a Certificate of Good Standing (or analogous document) for Tadim issued by the Michigan Department of Consumer and Industry Services and each and every other state in which Tadim is authorized to do busineSection. All such documents shall be dated not earlier then ten (10) days prior to the Closing Date.

               (k) A copy of Articles of Incorporation of HPG and each of the Subsidiaries, certified by the Michigan Department of Consumer and Industry Services, and a Certificate of Good Standing (or analogous document) for HPG and each of the Subsidiaries issued by the Michigan Department of Consumer and Industry Services and each and every other state in which such entity is authorized to do busineSection. All such documents shall be dated not earlier then ten (10) days prior to the Closing Date.

               (l) A certificate, executed by an authorized officer of Tadim, to the effect that (i) all of the representations, warranties and covenants made by Tadim in this Agreement are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date, and (ii) all covenants and agreements undertaken to be performed by Tadim under this Agreement have been taken or performed. Attached to such certificate shall be a copy of Tadim's bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement (as required by Section 9.1(c) above), and the officer of Tadim executing such certificate shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

               (m) A certificate, executed by an authorized officer of HPG, to the effect that (i) all of the representations, warranties and covenants made by HPG in this Agreement are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date, and (ii) all covenants and agreements undertaken to be performed by HPG under this Agreement have been taken or performed. Attached to such certificate shall be a copy of HPG's bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement (as required by Section 9.1(c) above), and the officer of HPG executing such certificate shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

               (n) A certificate, executed by each of the Selling Shareholders, to the effect that (i) all of the representations, warranties and covenants made by him or her in this Agreement are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date, and (ii) all covenants and agreements undertaken to be performed by him or her under this Agreement have been taken or performed.

               (o) The Shares, and assignments separate from certificate in respect of the Shares, all of which shall be mutually acceptable to the Selling Shareholders and Purchaser.

               (p) The corporate credit and debit cards described in Section 4.4(d).

               (q) Such other documents and instruments as are contemplated in this Agreement or as Purchaser or Purchaser's counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

         10.3. Documents to be Delivered at Closing by Purchaser. At the Closing, Purchaser shall properly execute (if necessary) and deliver to Tadim or the Selling Shareholders, or cause to be executed and delivered to Tadim or the Selling Shareholders, as the case may be, the following:

               (a) The Asset Purchase Price and the Stock Purchase Price.

               (b) The Bill of Sale.

               (c) The Covenants.

               (d) The Employment Agreements.

               (e) The Escrow Agreement.

               (f) The Lease Amendments and the Assignment and Assumption Agreements.

               (g) An opinion of Dean & Fulkerson, Professional Corporation, counsel to Purchaser, addressed to Tadim, HPG and the Selling Shareholders, the form of which shall be reasonably satisfactory to counsel to Tadim, HPG and the Selling Shareholders.

               (h) A copy of Purchaser's Certificate of Incorporation, certified by the Delaware Secretary of State, and a Certificate of Good Standing for Purchaser issued by the Delaware Secretary of State. All such documents shall be dated not earlier then ten (10) days prior to the Closing Date.

               (i) A certificate, executed by an authorized officer of Purchaser, to the effect that (i) all of the representations, warranties and covenants made by Purchaser in this Agreement are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date, and (ii) all covenants and agreements undertaken to be performed by Purchaser under this Agreement have been taken or performed. Attached to such certificate shall be a copy of Purchaser's bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement (as required by Section 9.2(c) above), and the officer of Purchaser executing such certificate shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

               (j) Such other documents and instruments as are contemplated in this Agreement or as Tadim, HPG, the Selling Shareholders or their counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

               (k) Amendment to Leases as contemplated in Section 9.1(j).

11.      INDEMNIFICATION

         11.1. Indemnification of Purchaser. Tadim and the Selling Shareholders hereby agree to jointly and severally indemnify, defend and hold harmless Purchaser and its officers, directors, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the "Purchaser Parties") from and against any and all liabilities, losses, costs or expenses, demands, assessments, judgments, including reasonable attorneys' and consultant fees ("Losses") which any of the Purchaser Parties may suffer or for which any of the Purchaser Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

               (a) Any breach of any representation or warranty of Tadim, HPG or the Selling Shareholders contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Tadim, HPG or the Selling Shareholders to Purchaser pursuant to this Agreement or any of the Attendant Documents;

               (b) Any breach or failure of Tadim, HPG or the Selling Shareholders to perform any covenant or agreement required to be performed by Tadim, HPG or the Selling Shareholders pursuant to this Agreement or any of the Attendant Documents;

               (c) Tadim's non-compliance with the provisions of any bulk transfer law applicable to the transactions contemplated in this Agreement;

               (d) Any failure on the part of the Representative Shareholder to distribute to the appropriate persons, in the appropriate amounts, the funds to be deposited into the Shareholder's Account by Purchaser by wire transfer;

               (e) Any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a Party) or any federal, state or local department, agency or other governmental body (a "Third Party Claim") against any of the Purchaser Parties resulting from, arising out of or in any way related to (i) the failure of Tadim to perform, pay or discharge any Excluded Liability, (ii) the failure of HPG to discharge any liability, as and to the extent contemplated in Section 5.6 above, (iii) any actual or alleged defect in any product manufactured by the Company prior to the Closing, and (iv) the Marysville Property, including but not limited any action by the City of Marysville, Michigan, the State of Michigan, or any agency thereof, with respect to repayment of the Community Development Block Grant provided HPG or its Subsidiary in connection with the improvement of the real property located in Marysville Property.

               (f) Any Loss arising out of HPG's guaranty of the $2.0 million construction loan from Comerica Bank to D & A Realty, Inc.

               (g) Any Loss arising out of the litigation generally captioned Pyramid Mold, Inc. v. Huron Plastics Group, Inc. If an indemnity payment is made with regard to any such Loss, and there subsequently is a recovery under the litigation in favor of HPG, then such recovery shall inure to the benefit of the Selling Shareholders to the extent of such indemnity payment (after recovery by HPG of all such Loss amounts related to the litigation).

               (h) Any Loss arising out of or relating to (i) any Hazardous Materials existing on or Released from the Real Property owned or leased by Tadim or the Company as of or prior to the Closing Date, to the extent that the amount thereof or the conditions created thereby are in excess of the least stringent cleanup standard which is applicable to the Real Property under the Environmental Laws as of the Closing Date, and (ii) Hazardous Materials generated by Tadim or the Company but disposed of outside the Real Property owned or leased by Tadim or the Company prior to the Closing Date.

               (i) Any costs or expenses arising from Purchaser's enforcement of the indemnification rights set forth in this Section 11.1.

         11.2. Indemnification of Tadim and the Selling Shareholders. Purchaser hereby agrees to indemnify, defend and hold harmless Tadim, its officers, directors, shareholders, employees, independent contractors, agents, successors and assigns, and the Selling Shareholders (collectively, the "Selling Parties") from and against any and all Losses which any of the Selling Parties may suffer or for which any of the Tadim Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

               (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser contained in, this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Purchaser to Tadim, HPG or the Selling Shareholders pursuant to this Agreement or any of the Attendant Documents;

               (b) any breach or failure of Purchaser to perform any covenant or agreement required to be performed by Purchaser pursuant to this Agreement or any of the Attendant Documents, including without limitation, those set forth in
Article 8;

               (c) any Third Party Claim against any of the Tadim Parties resulting from, arising out of or in any way related to (i) the failure of Purchaser to perform, pay or discharge any Assumed Liability, (ii) the operation of the Business after the Closing, or (iii) any actual or alleged defect in any product manufactured by Purchaser or HPG after the Closing.

               (d) Any costs or expenses arising from Tadim's and/or the Selling Shareholders' enforcement of the indemnification rights set forth in this
Section 11.2.

         11.3. Minimization of Indemnities. Each Party shall use reasonable efforts to minimize the indemnification obligations of the other Parties under this Section 11 by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

         11.4. Assignment of Claims. Each Party agrees that on satisfaction of the obligation to indemnify under this Section 11, and in consideration of such obligation, it will assign to the Party or Parties making such payment or giving such credit any and all claims, causes of action and demands of whatever kind and nature which such indemnified Party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

         11.5  Third Party Claims.

                  (a) If any third party shall notify any party to this Agreement (the "Indemnified Party") with respect to any Third Party Claim which may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article 11, then the Indemnified Party shall within sixty (60) days after learning of the assertion of the Third Party Claim notify the Indemnifying Party thereof in writing. The notice shall specify in reasonable detail, to the extent available, the nature and any particulars of the event, occasion or occurrence giving rise to a right of indemnification and the Losses owing prior to such notice.

                  (b) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. The assumption of the defense of any Third Party Claim shall not be deemed an admission by the Indemnifying Party that it is liable for any such Third Party Claim. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable for any costs or expenses incurred by such Indemnified Party in connection with the defense thereof.

                  (c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 11.5
(b) above (i) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

                  (d) In the event that the Indemnifying Party does not assume or conduct the defense of the Third Party Claim in accordance with Section 11.5(b) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (e) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 11.5, the Indemnifying Party shall, upon payment of such indemnify in full, be subrogated to all rights of the Indemnified Party with respect to the Losses to which such indemnification directly relates.

                  (f) So long as the Indemnifying Party is defending in good faith any Third Party Claim, the Indemnified Party shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to the Indemnifying Party.

         11.6. Exclusive Remedy. The indemnification provided under Sections
11.1 shall be the sole and exclusive remedy of Purchaser against Tadim, HPG and the Selling Shareholders, on the one hand and of Tadim and the Selling Shareholders against Purchaser, on the other hand, for any Losses. Notwithstanding anything to the contrary contained in this Agreement, none of Tadim, HPG or any Selling Shareholders shall have any liability whatsoever to Purchaser under this Agreement after the Closing Date, regardless of whether such liabilities shall be in contract, tort, equity or otherwise, except for such liabilities as are provided for in Section 11.1. Notwithstanding anything in this Agreement to the contrary, Loss shall not include punitive, special, exemplary, contingent, incidental or speculative damages, or for any other damages other than actual damages.

         11.7. Offset for Tax or Insurance Proceeds. The Selling Shareholders shall be entitled to reimbursement by the Purchaser for any indemnification payment for Losses to the extent of any actual cash savings realized by Purchaser as a result of (x) a net tax benefit as determined by Purchaser's independent accountants, or (y) an insurance reimbursement or third party contribution or indemnity payment. In the event that any claim for indemnification asserted under this Agreement is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third person, the Indemnified Parties expressly agree that they shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Parties agree to pursue, at the cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnifying Party, with each applicable insurance carrier and third party indemnitor or contributor.

         11.8.    Limitation on Indemnities.

                  (a) Any provision of this Agreement to the contrary notwithstanding, no party shall be entitled to make a claim against any other Party unless and until the aggregate amount of Losses incurred by such Party in respect of any individual event or occurrence giving rise to such Losses exceeds $5,000, in which event, subject to the Basket set forth below, such Party may assert its right to indemnification hereunder to the full extent of its indemnifiable Losses in respect thereof.

                  (b) Any provisions of this Agreement to the contrary notwithstanding, no claim for indemnification by any Party against another Party shall be valid and assertible unless the aggregate amount of all Losses exceeds the sum of Two Hundred Fifty Thousand Dollars ($250,000) plus fifty percent (50%) of the difference determined from the sum of the HPG Net Worth plus the Tadim Net Book Value as of the Closing Date as reflected on the Closing Date Balance Sheet minus the sum of the HPG Net Worth as set forth on the Most Recent Balance Sheet of HPG plus the Tadim Net Book Value as of the date of the Most Recent Balance Sheet of Tadim (the "Basket Amount"), but then such Party may seek indemnification for the full amount of such claims; provided, that any provision of this Agreement to the contrary notwithstanding, the dollar limitations set forth in this Section 11.8 shall not apply to Losses arising out of any (i) Third Party Claim as they may relate to the matters described in
Section 11.1(e), (f) or (g) above, (ii) claim relating to Tadim's non-compliance with the provisions of any bulk transfer law, (iii) claim relating to the Company's or the Selling Shareholders' obligations with respect to tax matters pursuant to Section 13.10 below, or (iv) claims relating to the Selling Shareholders' obligations to repurchase the Company's accounts receivable pursuant to Section 11.9 below but only to the extent that such claims exceed the amount of any reserves for bad debts set forth on the face of the Closing Date Balance Sheet.

                  (c) Notwithstanding the provisions of subsection (b) above, at such time as Purchaser receives that certain tax refund from the State of Michigan (anticipated to be in the amount of $339,000) or any other tax refund received as a result of audit adjustments of Tax Returns for the periods ended on or before the Closing Date (the "Tax Refund"), no claim for indemnification by Purchaser with respect to a breach of the representation and warranty set forth in Section 5.24 or with respect to the matters set forth in Section 13.10 (collectively, "Tax Matters Indemnities"), shall be valid and assertible unless the aggregate amount of all Losses relating to such matters exceeds the amount of the Tax Refund (the "Tax Basket"). Until such time as Purchaser receives the Tax Refund, Purchaser may apply the amount of any claims relating to Tax Matters Indemnities to the Basket pursuant to subsection (b) above. At such time as Purchaser receives the Tax Refund, all claims relating to Tax Matters Indemnities, whether made before or after Purchaser's receipt of the Tax

Refund, shall apply to the Tax Basket (and, to the extent already applied to the Basket, may be deducted from the Basket).

                  (d) To the extent Purchaser asserts that the thresholds set forth in Sections 11.8(b) or 11.8(c) have been exceeded, Purchaser will provide the Representative Shareholder access to Purchaser's books and records and with such other information as the Representative Shareholder may reasonably request in order to verify whether the threshold has been properly exceeded. After the threshold set forth in Section 11.8(b) or 11.8(c) is exceeded, the aggregate amount of Losses recoverable pursuant to the provisions of Article 11 by Purchaser shall be limited to $6,000,000 in the aggregate.

                  (e) Except as to environmental conditions related to the Real Property, Purchaser shall not be entitled to indemnification for any Losses which arise out of facts, circumstances or conditions of which Purchaser has actual knowledge prior to the Closing Date nor to the extent of any reserve account specifically set up for the matter underlying or causing said Loss set forth on the Closing Balance Sheet.

         11.9.    Receivables.

                  (a) Tooling. During the 240-day period immediately following the Closing Date, Purchaser shall exercise all reasonable efforts to collect the tooling receivables of the Company existing as of the Closing Date (the "Tooling Receivables") consistent with the Company's past practices. As of the end of each monthly accounting period during such 240-day period, Purchaser shall furnish to the Representative Shareholder a list of the Tooling Receivables which remain unpaid. If the Company has not received on or prior to the Closing Date and Purchaser has not received within 240 days after the Closing Date payment of any Tooling Receivables existing as of the Closing Date, Purchaser shall furnish to the Representative Shareholder a detailed list of such outstanding Tooling Receivable that remain unpaid (the "Redeemable Tooling Receivable") showing (i) the name and last known address of the account debtor or customer; (ii) the amount owing and aging of the Tooling Receivable;
(iii) the aggregate outstanding dollar amount of all such Tooling Receivable; and (iv) as to each item of Tooling Receivable, a general notation by Purchaser as to why Purchaser believes that the account is unpaid or is disputed, if any dispute exists with respect to an account. Within 15 days after the Representative Shareholder's receipt of the foregoing list of Redeemable Tooling Receivable, the Selling Shareholders shall purchase the Redeemable Tooling Receivable from Purchaser as follows: (i) Purchaser shall assign to the Representative Shareholder all of Purchaser's right, title and interest in the Redeemable Tooling Receivable by instrument acceptable to counsel for the Selling Shareholders and Purchaser; (ii) Purchaser shall, to the extent reasonably available, deliver to the Representative Shareholder all instruments, documents and agreements evidencing Purchaser's right and interest in the Redeemable Tooling Receivable; and (iii) the Selling Shareholders shall pay to Purchaser an amount equal to the aggregate amount outstanding in respect of the Redeemable Tooling Receivable. If Purchaser receives any payment of cash or property in respect of the

Redeemable Tooling Receivable after the same have been transferred to the Representative Shareholder, Purchaser shall promptly remit such payment to Seller.

                  (b) Other Receivables. In accordance with the procedures set forth in subsection (a) above, the Selling Shareholders shall buy back any accounts and notes receivable of the Business (other than Tooling Receivables) existing as of the Closing Date and uncollected by Purchaser within 120 days following the Closing Date.

         11.10. Bulk Transfer Laws. Purchaser hereby waives compliance by Tadim with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Tadim Assets to Purchaser. Tadim, the Company and the Selling Shareholders shall jointly and severally indemnify and hold harmless Purchaser against any and all liabilities that may be asserted by third parties against Purchaser as a result of noncompliance with any such bulk transfer law; provided, however, that nothing herein shall prevent Tadim, the Company and the Selling Shareholders from contesting any such liabilities in good faith.

12.      TERMINATION

         12.1. Termination. This Agreement may be terminated at any time before the Closing by written notice by the terminating Party to the other Parties:

               (a) by the mutual consent of the Boards of Directors of Tadim, HPG and Purchaser; or

               (b) by Tadim and HPG if any of the conditions set forth in
Section 9.2 above have not been fulfilled, satisfied or waived by the Closing Date, or Purchaser has made a material misrepresentation or has breached any covenant or agreement set forth in this Agreement and the breach by its nature cannot be cured before the Closing Date; or

               (c) by Purchaser if any of the conditions set forth in Section
9.1 above have not been fulfilled, satisfied or waived by the Closing Date, or Tadim, HPG or any of the Selling Shareholders has made a material misrepresentation or has materially breached any covenant or agreement set forth in this Agreement and the breach by its nature cannot be cured before the Closing Date; or

               (d) by Purchaser at any time prior to January 23, 1998.


         12.2 Effect of Termination. Except as provided in Section 4.3., upon termination, this Agreement shall be null and void and have no further force or effect.

13.      MISCELLANEOUS

         13.1. Dividends - S Corp. Immediately following the resolution of the Closing Date Balance Sheet, Purchaser shall cause to be paid to the Selling Shareholders on behalf of the shareholders of Tadim an amount equal to the accrued dividends reflected on Closing Date Balance Sheet to the extent not so paid prior to the Closing Date.

         13.2. Exclusivity. From the date of this Agreement through the Closing Date (unless this Agreement is sooner terminated) (i) the Selling Shareholders shall not offer their shares of the Stock, or carry on negotiations with respect to the sale of such shares with, any party other than Purchaser during such period, and HPG shall not offer its business or assets to, or carry on negotiations with respect to the sale of its business assets with any party other than Purchaser during such period; and (ii) Tadim shall not offer the Business or the Tadim Assets to, or carry on negotiations with respect to the sale of the Business or Tadim Assets with, any party other than Purchaser during such period, and the shareholders of Tadim shall not offer their shares of Tadim's capital stock to, or carry on negotiations with respect to the sale of their shares, with any party other than Purchaser during such period. Tadim, HPG and Selling Shareholders agree to notify the parties who have expressed interest in acquiring the Business, the Tadim Assets or the Shares that Tadim, HPG and the Selling Shareholders have entered into negotiations for the sale of the Business, the Tadim Assets and the Shares and, as such, any offers from such parties are thereby rejected. Such notification shall not reveal Purchaser's identity.

         13.3. Expenses. Tadim, the Selling Shareholders and Purchaser shall each bear the expenses incurred by them (including legal fees and expenses) in connection with the preparation and negotiation of this Agreement and the Attendant Documents and the consummation of the transactions contemplated in this Agreement; provided, however, that HPG shall bear the Selling Shareholders' expenses if the transactions contemplated in this Agreement are not consummated. The Selling Shareholders agree that except as provided in the preceding sentence, the Company has not borne and will not bear any of their costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         13.4. Dispute Resolution. Except for the procedures set forth in
Section 4.5 with respect to the agreement as to the Price Adjustment, any and all disputes between the Parties arising out of any provision of this Agreement shall be resolved in accordance with the alternative "Dispute Resolution Procedures" set forth in the attached Exhibit G; provided, however, that a Party may seek a preliminary injunction or other provisional judicial relief if, in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the Parties will continue to participate in good faith in the procedures set forth in the attached Exhibit G.

         13.5. Notices. Any and all notices, requests, demands and other communications permitted under or required pursuant to this Agreement shall be in writing and shall be deemed given if personally delivered or if mailed, postage prepaid, certified or registered mail, return receipt requested, to the Parties at the addresses set forth below, or at such other addresses as they may indicate by written notice given as provided in this Section 13.5:

         If to Tadim, HPG or                 With a required copy to:
         the Selling Shareholders:           Dykema Gossett PLLC
         c/o Arthur J. Goodsel               400 Renaissance Center
         1599 North River Road               Detroit, Michigan  48243-1504
         St. Clair, Michigan  48079          Attn:  Barbara A. Kaye


         If to Purchaser:                    With a required copy to:

         LDM Technologies, Inc.              Dean & Fulkerson
         2500 Executive Hills Drive          Professional Corporation
         Auburn Hills, Michigan  48326       801 West Big Beaver Road, Suite 500
         Attn: Richard J. Nash               Troy, Michigan  48084
                                             Attn:  Michael B. Lewis

         13.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13.7. Construction. This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of, the State of Michigan without regard to the conflicts of law principles thereof.

         13.8. No Assignment; Benefit. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns.

         13.9. Entire Agreement. This Agreement, including the Exhibits and the Schedules attached or to be attached to it, is and shall be deemed to be the complete and final expression of the agreement between the Parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the Parties pertaining to such matters.

         13.10.  Tax Matters.

                 (a) Tadim shall be responsible for the preparation and filing of all Tax Returns for Tadim (including the consolidated, unitary and combined Tax Returns for Tadim and HPG which include the operations of the Business for any period ending on or before the Closing Date). Tadim shall make all payments required for Tadim Taxes with respect to any such Tax Returns.

                 (b) Purchaser shall be responsible for the preparation and filing of all Tax Returns for HPG for all periods as to which Tax Returns are due ending on or after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of Tadim or HPG will include the operations of the Business). Purchaser will make all payments required with respect to any such Tax Returns.

                 (c) At least thirty (30) business days prior to the due date for filing of any HPG Tax Return, the Purchaser shall provide the Representative Shareholder with a substantially final draft of such Tax Returns and a notice setting forth in reasonable detail the calculations regarding the Selling Shareholders' share of Taxes for the period ending on or before the Closing Date (which shall be the excess of the full amount of Taxes for such period over the amounts paid therefore prior to the Closing Date or provided for in the HPG Financial Statements) and shall make available for review the workpapers used to prepare such Tax Returns. The Representative Shareholder shall have the right to review such Tax Returns, the workpapers and such notice. The Representative Shareholder shall notify Purchaser of any objections he may have to any items set forth in any such Tax Return and to Purchaser's calculations regarding the Selling Shareholders' share of Taxes, and the Representative Shareholder and Purchaser agree to consult and resolve in good faith any such objection. The Selling Shareholders shall pay their share of Taxes calculated as set forth in this Section 13.10.

                 (d) The Representative Shareholder shall have the right and responsibility to handle, at his sole expense, any Tax audit or administrative or court proceeding ("Contest") relating to any taxable period of the Company ending on or before the Closing Date, provided that the Representative Shareholder keeps Purchaser fully informed of all developments in connection with such Contest. Purchaser, the Representative Shareholder and their respective counsel will cooperate with each other in the defense against or compromise of any claim in any proceeding relating to Taxes. In the event there is a change to a Tax Return of the Company for a period ending on or prior to the Closing Date as the result of a Contest or if an amended return is filed for any such period(s) at the request of the Representative Shareholder and such change results in additional Taxes due which are paid by Purchaser or HPG, indemnification for such Taxes shall be limited to the payment for such Taxes offset by the actual tax benefit realized in future periods (if any) as a result of such changes. In the event such changes result in additional taxes due which are paid by the Selling Shareholders, the Selling Shareholders shall be reimbursed for the actual benefit realized in future periods by HPG (if any).

                 (e) Purchaser shall promptly notify the Representative Shareholder in writing upon receipt by Purchaser or any affiliate of Purchaser of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of HPG for the periods ending on or prior to the Closing Date so long the statute of limitations for such periods remain open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Purchaser or any affiliate of Purchaser which may affect the Taxes of HPG for which the Selling Shareholders may be liable under this Agreement. The Representative Shareholder shall promptly notify Purchaser in writing upon receipt by him of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments. If Purchaser or HPG (i) pays all or any part of a proposed or actual assessment of a Tax without complying with the requirements of this Section and (ii) waives the Company's right to seek a refund of such payment without the Representative Shareholder's consent, then neither of them shall be entitled to any indemnification for such a payment.

                 (f) After the Closing Date, Purchaser and the Representative Shareholder shall provide each other with such cooperation and information relating to the Company as either party reasonably may request in filing any Tax Return (or amended Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The Company shall deliver to Purchaser all Returns, schedules, work papers and other material documents relating thereto, and Purchaser shall retain all of the foregoing until the later of expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and the final determination of any Tax in respect of such periods. Any information obtained under this Section 13.9 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return (or amended Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement. Upon the written request of the Representative Shareholders, Purchaser shall cause the Company to furnish copies of the documents relating to Taxes delivered to Purchaser pursuant to this Section at no cost to the Selling Shareholder. Notwithstanding the foregoing, neither the Representative Shareholder nor Purchaser, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section; provided, however, no request shall be deemed unreasonable if made in response to the request of a taxing authority for information on documents not in the possession of the requested party nor otherwise reasonably available to it.

                 (g) Tadim shall pay all sales, use and transfer taxes (including taxes, if any, imposed on the transfer of real and personal property) and filing, recording and registration fees payable in connection with the transactions contemplated in this Agreement related to Tadim.

         13.11. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

                 (a) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Parties, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to this Agreement).

                 (b) Transition. Neither Tadim nor any of the Selling Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Tadim or the Company from maintaining the same business relationships with Tadim or the Company after the Closing as it maintained with Tadim or the Company prior to the Closing. Each of Tadim and the Selling Shareholders will refer all customer inquiries relating to the businesses of Tadim or the Company to the Purchaser or its representative from and after the Closing.

                 (c) Confidentiality. For purposes of this Section 13.11(c), the term "Confidential Information" means any information concerning the Businesses and the affairs of Tadim and of the Company that is not already generally available to the public. Each of Tadim and the Selling Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of Tadim and the Selling Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this
Section 13.11(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Tadim and the Selling Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use his or its best efforts, reasonable under the circumstances, to obtain, at the request and at the sole expense of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

                 (d) Change of Tadim's Name. Tadim acknowledges that from and after the Closing Date it shall have no right to use its present corporate name or any trade names included in the Tadim Assets. Therefore, Tadim agrees that, immediately after the Closing, it will take all such action as is necessary to change its corporate name and to otherwise permit Purchaser to have the exclusive right to such corporate and trade names.

         13.12. Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

         13.13. Waiver. The waiver by any Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

         13.14. Amendment. This Agreement may only be amended by written agreement executed by all of the Parties.

         13.15. Further Assurances. From time to time after the Closing Date, at Purchaser's request and without further consideration, Tadim and the Selling Shareholders shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Purchaser may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Assets or the Shares purchased pursuant to this Agreement. On Purchaser's request, Tadim and the Selling Shareholders shall cooperate and use their best efforts to have Tadim's officers, directors, employees and agents cooperate with Purchaser on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and which are based on contracts, leases, arrangements or acts of the Company which were in effect or occurred on or prior to the Closing Date.

         13.16. Certain Terms. With respect to the Company or the Selling Shareholders, "Knowledge" shall mean the actual knowledge of the persons identified on Schedule 13.16 after reasonable investigation.

         13.17. Appointment of Representative Shareholder.

                (a) The Selling Shareholders hereby irrevocably constitute and appoint Arthur Goodsel as the Representative Shareholder who shall act as their agent and attorney-in-fact to modify, amend or otherwise change this Agreement or any of its terms or provisions (including modifications, amendments or changes subsequent to the Closing Date except that after approval by Selling Shareholders, changes cannot be made which adversely impact the Purchase Price to be paid to the Selling Shareholders), to take all actions and to execute all documents necessary or desirable to consummate the transactions contemplated by this Agreement, and to take all actions and to execute all documents which may be necessary or desirable in connection therewith, to give and receive consents and all notices under this Agreement, and to perform any other act arising under or pertaining to this Agreement and the transactions contemplated by this Agreement. The Selling Shareholders agree that service of process upon the Representative Shareholder in any action or proceeding arising under or pertaining to this Agreement shall be deemed to be a valid service of process upon the Selling Shareholders and any claim by the Purchaser against the Selling Shareholders with respect to this Agreement may be asserted against, and settled with, the

Representative Shareholders. The Representative Shareholders shall be deemed to have accepted the appointment as the Representative Shareholder upon his execution of this Agreement.

                (b) Nothing contained in this Agreement shall be deemed to make the Representative Shareholder personally liable to the Selling Shareholders or the Purchaser because of service in his capacity as agent and attorney-in-fact. In performing any of its duties under this Agreement, the Representative Shareholder shall not incur any liability to the Selling Shareholders or the Purchaser for losses, damages, liabilities or expenses, except for his own willful default.

                (c) It is expressly understood and agreed that this power of attorney and the agency created hereby is coupled with an interest of the Selling Shareholders and shall be binding and enforceable on and against the respective heirs, personal representatives, successors and assigns of the Selling Shareholders and this power of attorney shall not be revoked or terminated by the bankruptcy or dissolution of the Selling Shareholders, but shall continue to be binding and enforceable by the Representative Shareholder, the Purchaser and their respective successors and on and against the successors and assigns of the Selling Shareholders in the manner provided in this Agreement.

                (d) In the event that Mr. Goodsel is unable or unwilling to serve as the Representative Shareholder, the Selling Shareholders, including Mr. Goodsel, shall select on of the other Selling Shareholders to act as the Representative Shareholder. If the Selling Shareholders are not able to agree on a replacement Representative Shareholder, the Selling Shareholders shall elect such a replacement on the basis of one-share, one-vote.

                (e) Anything herein to the contrary notwithstanding, Purchaser shall have no liability, responsibility or obligation with respect to the performance or nonperformance by the Representative Shareholder of his duties pursuant to this Agreement and/or any other written or oral agreement or understanding with or with regard to the Selling Shareholders.

         13.18. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter, terms, conditions or other facts with respect to this Agreement prior to the Closing without the prior written approval of the other parties, which consent shall not be unreasonably withheld.

         13.19 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event of any Party's failure or refusal to consummate the transactions contemplated in this Agreement other than for reasons specifically permitted by the terms hereof. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically those portions of this Agreement requiring consummation of the Closing by any Party hereto, and the terms and provisions hereof requiring such Closing, in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled hereunder, at law or in equity.

         The Parties have caused this Asset Purchase Agreement to be executed as of December _____, 1997.

                                        "PURCHASER":

                                        LDM TECHNOLOGIES, INC.,
                                        A MICHIGAN CORPORATION


                                        By:  _____________________________

                                        Name:_____________________________

                                        Title:____________________________

                                         "TADIM"

                                         TADIM, INC.,
                                         A MICHIGAN CORPORATION

                                         By:      _____________________________

                                         Name:    _____________________________

                                         Title:   _____________________________


                                         "COMPANY":

                                         HURON PLASTICS GROUP, INC.,
                                         A MICHIGAN CORPORATION


                                         By:      _____________________________

                                         Name:    _____________________________

                                         Title:   _____________________________



                                         THE SELLING SHAREHOLDERS


                                         ____________________________
                                         ARTHUR J. GOODSEL


                                         ____________________________
                                         CHARLES R. ANDERSON


                                         ____________________________
                                         STANLEY C. LINIARSKI


   [Continuation of Signature Page to Stock and Asset Purchase Agreement dated

    December ___, 1997, among LDM Technologies, Inc., Tadim, Inc., Huron Plastics Group, Inc. and the Shareholders of Huron Plastics Group, Inc.]



                                         ____________________________
                                         WILLIAM O. MATTICK


                                         ____________________________
                                         MARTIN J. O'BRIEN


                                         ____________________________
                                         FREDERICK H. SMITH


                                         ____________________________
                                         KELLY J. GOODSEL


                                         ____________________________
                                         KARL M. STEINMANN


                                         ____________________________
                                         ROBERT J. LAGRUTH

                                LIST OF SCHEDULES

1.1      -        Assumed Contracts
1.2(d)   -        Other Excluded Assets
4.4(a)   -        Repayment of Credit Card Debt
4.5(b)   -        Accounting Principles
4.7      -        Allocation of Purchase Price
5.1      -        Good Standing and Authority of Tadim
5.2      -        Good Standing and Authority of HPG and the Subsidiaries
5.3      -        Fixed Assets and Third Party Warranties
5.4      -        HPG Stock
5.7      -        Intellectual Property
5.8      -        Material Contracts
5.9      -        Leased Personal Property
5.10     -        Licenses
5.11     -        Leased Real Property
5.12     -        Owned Real Property
5.13     -        Notes and Accounts Receivable
5.14     -        Liens/Permitted Liens
5.15     -        Condition of Assets
5.16     -        Litigation
5.17     -        Compliance with Applicable Laws and Regulations
5.18     -        Employees
5.19     -        Employee Relations
5.20(b)  -        Controlled Group
5.20(c)  -        Employee Benefit Plans
5.21     -        Tadim Financial Statements
5.22     -        HPG Financial Statements
5.23     -        Undisclosed Liabilities
5.24     -        Tax Matters
5.25     -        Environmental Matters
5.26     -        Consents, Approvals and Authorizations
5.27     -        Insurance
5.28     -        Conduct of Business
8.1(a)   -        Inactive Tadim Employees
8.1(b)   -        Excluded Employees
8.3      -        COBRA Participants
10.2(e)  -        Persons Executing Covenant Not to Compete
10.2(f)  -        Persons Executing Employment Agreements
11.8     -        Existing Environmental Conditions
13.16    -        Company's "Knowledge"

                                LIST OF EXHIBITS


Exhibit A                Form of Escrow Agreement for Deposit
Exhibit B                Form of Escrow Agreement for HPG Guaranty
Exhibit C                Form of Covenant Not to Compete
Exhibits D-1 to D-11     Forms of Employment Agreements
Exhibit E                Form of Lease
Exhibit F                [RESERVED]
Exhibit G                Dispute Resolution Procedures

                               FIRST AMENDMENT TO
                       STOCK AND ASSET PURCHASE AGREEMENT


         This First Amendment to Stock and Asset Purchase Agreement ("First Amendment") is made and entered into as of January 23, 1998, by and among LDM TECHNOLOGIES, INC., a Michigan corporation (the "Purchaser"), TADIM, INC., a Michigan corporation ("Tadim"), HURON PLASTICS GROUP, INC., a Michigan corporation ("HPG") and certain "Selling Shareholders" of HPG, as designated on the signature page to this Agreement (collectively, the "Selling Shareholders" and individually a "Selling Shareholder") and is the First Amendment to a Stock and Asset Purchase Agreement dated as of December 23, 1997 (the "Agreement") by and among the Purchaser, Tadim, HPG and the Selling Shareholders. For the purposes of this Agreement, Purchaser, Tadim, HPG and the Selling Shareholders are referred to sometimes collectively as the "Parties" and individually as a "Party". Further, for purposes of this First Amendment, Lakeport Plastics, Inc., HPG Body Systems, Inc. and HPG Chassis Systems, Inc., all wholly-owned subsidiaries of HPG (the "Subsidiaries"), together with Tadim and HPG, are collectively referred to as the "Company".

                                    RECITALS

         A. The Parties executed the Agreement on December 23, 1997.

         B. The Parties desire to amend certain provisions of the Agreement.

         NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

         1. The date "January 23, 1998" in Section 4.3(a) shall be deleted and replaced with the date "January 30, 1998".

         2. Subsection 4.3(c)(ii) of the Agreement shall be deleted in its entirety and replaced with a new Subsection 4.3(c)(ii) which states "Intentionally Omitted".

         3. Subsection 5.11(b) of the Agreement shall be amended by adding the words "until terminated in accordance with Section 9.1(j) below and replaced by a new lease between the current landlord and HPG or LDM, as tenant, in the form attached as Exhibit E."

         4. Subsection 5.20(d)(x) shall be deleted in its entirety and replaced by the following new Subsection 5.20(d)(x):

                   "No Multiple Employer Plan: Neither the Company nor any Controlled Group Member presently, nor will it prior to the Closing Date, nor did it previously, participate in, contribute to, or employ any persons covered by any "multiple employer plan" as discussed in
         Section 413(c) of the Code."

         5. Section 5.25 of the Agreement shall be amended by adding a new Subsection 5.25(d) which reads as follows:

                  "(d) All statements attributed in the Environmental Reports to the Company or its employees, agents and representatives were true and complete to the knowledge of the Company, when made based on the knowledge of the person making the statement."

         6. Section 9.1(j) of the Agreement shall be deleted in its entirety and replaced by the following new Section 9.1(j):

                  "(j) Lease Terminations, New Leases and Assignment and Assumption of Leases. Purchaser or HPG and the lessor of each lease for each parcel of real property currently leased and used by the Company (other than the leases for the warehouse located on Cedar Street, Port Huron, Michigan, the condominium located on South Padre Island, Texas and the SPAN warehouses identified on Schedule 5.11 as numbers 7, 9 and 10, which will be assigned to, and assumed by, Purchaser pursuant to Assignment and Assumption Agreements described below) shall have entered into terminations to such leases (the "Lease Terminations") and new leases for such parcels (the "New Leases") in the form attached as Exhibit "E", each of which shall provide for an initial three (3) year term, together with five (5) three-year options to renew exercisable not later than eighteen (18) months prior to the expiration of the initial term (in the case of the first option exercised) and not later than six (6) months prior to the expiration of the preceding renewal term (in the case of any subsequent options exercised).

         7. The phrases "by January 23, 1998" and "on or prior to January 23, 1998" in the first two sentences of Section 9.1(u) shall be deleted and replaced with the phrase "on or prior to January 30, 1998".

         8. The date "January 30, 1998" in Section 10.1 shall be deleted and replaced with the date "February 6, 1998".

         9. Section 10.2(i) shall be deleted in its entirety and replaced with the following new Section 10.2(i):

                  "(i) The Lease Terminations, New Leases and the Assignment and Assumption Agreements."

         10. Section 10.3 of the Agreement shall be amended by deleting Sub-Section 10.3(f) in its entirety and replacing it with the following new Subsection 10.3(f):

                  "(f) The Lease Terminations, New Leases and the Assignment and Assumption Agreements."

         11. Section 10.3 of the Agreement shall be amended by deleting Subsection 10.3(k) in its entirety and replacing it with a new Section 10.3(k) which states "[RESERVED]".

         12. Section 11.1 of the Agreement shall be amended by adding a new Subsection (i) as follows and by re-numbering the existing Subsection (i) as Subsection (j):

                  "(i) Any Loss arising out of or relating to (i) a discrepancy of twenty feet along the western boundary of the Petit Street property between the legal description of the property leased to Purchaser or HPG after the Closing and the legal description of the property actually owned by the landlord of the Petit Street property, Lakeport Realty, (ii) any claims arising out of a breach or violation by the Company of the terms of a Limited License and Purchase and Sale Agreement for Hy-Mold Systems and Materials between Three Bond U.S.A., Inc. and Huron Engineering Services, Inc. dated May 30, 1990 (the "Three Bond Agreement"), (iii) any tax liability relating to real or personal property taxes owing to governmental authorities by Tadim, Inc. and (iv) any claims or requirements arising under the Investment and Technology Agreement among Sunningdale Plastic Industries Pte. Ltd., Ng Boon Hoo, Lim Juak Hwa and HPG and any subsequent agreements contemplated by the Appendices thereto."

         13. Section 11.8(e) of the Agreement shall be deleted in its entirety and replaced with the following new Section 11.8(e):

                  "Except as to environmental conditions related to the Real Property and the enumerated Losses in Section 11.1 (b) - (i) of the Agreement (but only with respect to post-closing covenants for Subsection 11.1(b)), Purchaser shall not be entitled to indemnification for any Losses which arise out of facts, circumstances or conditions of which Purchaser has actual knowledge prior to the Closing Date nor to the extent of any reserve account specifically set up for the matter underlying or causing said Loss set forth on the Closing Balance Sheet."

         17. Subsection 12.1(d) of the Agreement shall be deleted in its entirety and replaced with the following new Subsection 12.1(d):

         "by Purchaser at any time on or before January 30, 1998."

         18. Section 13.11 of the Agreement shall be amended by adding a new Subsection 13.11(e) as follows:

                  "The Selling Shareholders and Tadim will use their best efforts to obtain subordination, non-disturbance and attornment agreements on reasonable terms and conditions among mortgagees of the properties covered by the New Leases and the landlord and the tenant (HPG or LDM) of the New Leases."

         19. The existing Schedules 1.1, 4.7, 5.2, 5.14, 5.20(b), 5.25 and 5.26
of the Agreement shall be amended (either by supplementation or deletion) by the attached new Schedules 1.1, 4.7, 5.2, 5.14, 5.20(b), 5.25 and 5.26.

         20. Exhibits D-5, D-7, D-9 and D-11 of the Agreement shall be modified in the manner attached as "Exhibits D-1 to D-11, Forms of Employment Agreements".

         21. A new Exhibit E shall be incorporated into the Purchase Agreement "Exhibit E-Form of Lease" in the form attached hereto.

         22. Other than as set forth herein, the Agreement shall remain in full force and effect and unamended.

         23. This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument.

                                           LDM TECHNOLOGIES, INC.

                                           By:
                                              ______________________________
                                           TADIM, INC.

                                           By:
                                              ______________________________
                                           HURON PLASTICS GROUP, INC.

                                           By:
                                              ______________________________
                                           SELLING SHAREHOLDERS:

                                           _________________________________
                                           Arthur J. Goodsel
                                           Authorized Representative

                               SECOND AMENDMENT TO
                       STOCK AND ASSET PURCHASE AGREEMENT


         This Second Amendment to Stock and Asset Purchase Agreement ("Second Amendment") is made and entered into as of January 30, 1998, by and among LDM TECHNOLOGIES, INC., a Michigan corporation (the "Purchaser"), TADIM, INC., a Michigan corporation ("Tadim"), HURON PLASTICS GROUP, INC., a Michigan corporation ("HPG") and certain "Selling Shareholders" of HPG, as designated on the signature page to this Agreement (collectively, the "Selling Shareholders" and individually a "Selling Shareholder") and is the Second Amendment to a Stock and Asset Purchase Agreement dated as of December 23, 1997 (the "Agreement") by and among the Purchaser, Tadim, HPG and the Selling Shareholders. For the purposes of this Agreement, Purchaser, Tadim, HPG and the Selling Shareholders are referred to sometimes collectively as the "Parties" and individually as a "Party". Further, for purposes of this Second Amendment, Lakeport Plastics, Inc., HPG Body Systems, Inc. and HPG Chassis Systems, Inc., all wholly-owned subsidiaries of HPG (the "Subsidiaries"), together with Tadim and HPG, are collectively referred to as the "Company".

                                    RECITALS

         A.       The Parties executed the Agreement on December 23, 1997.

         B. The Parties executed a First Amendment to the Agreement on January 23, 1998.

         C. The Parties desire once again to amend certain provisions of the Agreement.

         NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

         1. The date "January 30, 1998" in Section 4.3(a) shall be deleted and replaced with the date "February 2, 1998".

         2. The phrase "on or prior to January 30, 1998" in the first two sentences of Section 9.1(u) shall be deleted and replaced with the phrase "on or prior to February 2, 1998".

         3. Subsection 12.1(d) of the Agreement shall be deleted in its entirety and replaced with the following new Subsection 12.1(d):

         "by Purchaser at any time on or before February 2, 1998."

         4. Other than as set forth herein, the Agreement shall remain in full force and effect and unamended.

         5. This Second Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument.

                                 LDM TECHNOLOGIES, INC.

                                 By:
                                    ______________________________
                                 TADIM, INC.

                                 By:
                                    ______________________________
                                 HURON PLASTICS GROUP, INC.

                                 By:
                                    ______________________________
                                 SELLING SHAREHOLDERS:

                                 _________________________________
                                 Arthur J. Goodsel
                                 Authorized Representative

                               THIRD AMENDMENT TO
                       STOCK AND ASSET PURCHASE AGREEMENT


         This Third Amendment to Stock and Asset Purchase Agreement ("Second Amendment") is made and entered into as of February 2, 1998, by and among LDM TECHNOLOGIES, INC., a Michigan corporation (the "Purchaser"), TADIM, INC., a Michigan corporation ("Tadim"), HURON PLASTICS GROUP, INC., a Michigan corporation ("HPG") and certain "Selling Shareholders" of HPG, as designated on the signature page to this Agreement (collectively, the "Selling Shareholders" and individually a "Selling Shareholder") and is the Third Amendment to a Stock and Asset Purchase Agreement dated as of December 23, 1997 (the "Agreement") by and among the Purchaser, Tadim, HPG and the Selling Shareholders. For the purposes of this Agreement, Purchaser, Tadim, HPG and the Selling Shareholders are referred to sometimes collectively as the "Parties" and individually as a "Party". Further, for purposes of this Third Amendment, Lakeport Plastics, Inc., HPG Body Systems, Inc. and HPG Chassis Systems, Inc., all wholly-owned subsidiaries of HPG (the "Subsidiaries"), together with Tadim and HPG, are collectively referred to as the "Company".

                                    RECITALS

         A.       The Parties executed the Agreement on December 23, 1997.

         B. The Parties amended the Agreement by a First Amendment dated as of January 23, 1998.

         C. The parties amended the Agreement by a Second Amendment dated as of January 30, 1998.

         D. The Parties desire once again to amend certain provisions of the Agreement.

         NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

         1. Section 3.1 of the Purchase Agreement shall be deleted in its entirety and replaced by the following new Section 3.1:

            "3.1 Redemption. Prior to or contemporaneously with the Closing, HPG shall redeem, or cause to be redeemed, all issued and outstanding shares of Stock (defined in Section 5.4 below), other than the Shares (defined in Section 3.2 below). This redemption shall be effectuated in accordance with the provisions of Section
         4.3(c)(iii) below."

         2. Section 4.1 of the Agreement shall be deleted in its entirety and replaced with the following new Section 4.1:

                  "4.1. Purchase Price for Assets. For and in consideration of the Tadim Assets, Purchaser shall assume the Assumed Liabilities and shall pay Tadim Twenty-One Million Five Hundred Seventy-Five Thousand Dollars ($21,575,000.00) (the "Asset Purchase Price") subject to adjustments pursuant to Section 4.5 below."

         3. The first paragraph of Section 4.2 of the Agreement shall be deleted in its entirety and replaced with the following new first paragraph of Section 4.2:

                  "4.2 Purchase Price for Shares. For and in consideration of the Shares, Purchaser shall pay the Selling Shareholders, in the aggregate, Forty-Seven Million One Hundred Thirty-One Thousand Dollars ($47,131,000.00), subject to the adjustments pursuant to Section 4.5, and further subject to the following adjustment: to the extent that financing debt payable from HPG to Comerica Bank (the "Comerica Debt") net of the cash on hand for Tadim and for HPG is, as of the Closing Date,

                  (a) less than $18,506,201, the purchase price for the Shares shall be reduced by such amount; or

                  (b) greater than $18,506,201, the purchase price for the Shares shall be increased by such amount."

         4. Section 4.3(a) of the Agreement shall be deleted in its entirety and replaced with the following new Section 4.3(a):

         "4.3 Payment of Deposit, Asset Purchase Price and Stock Purchase Price.

                 "(a) One Million Dollars ($1,000,000.00) in immediately available funds (the "Initial Deposit") shall be delivered to First Trust National Association (the "Escrow Agent"), on the date this Agreement is fully executed, as evidence of Purchaser's good faith, to be held and disbursed in accordance with the terms of an Escrow Agreement attached hereto as Exhibit A (the "Deposit Escrow Agreement"). If Purchaser terminates this Agreement pursuant to
          Section 12.1(d), then Purchaser shall be entitled to the Initial Deposit. If Purchaser does not terminate this Agreement pursuant to
          Section 12.1(d) or 12.1(e) hereof, then on February 6, 1998 (but only if the Closing, as defined in Section 10.1 below, has not occurred on or before February 6, 1998), Purchaser shall deliver to the Escrow Agent an additional One Million Dollars ($1,000,000.00) in immediately available funds (the "Second Deposit"), to be held and disbursed in accordance with the terms of the Deposit Escrow Agreement. In the aggregate, the Initial Deposit and the Second Deposit (if any) are referred to in this subsection as the "Deposit". Upon Closing of the transactions contemplated by this Agreement, the Deposit shall be applied to payment of the Stock Purchase Price. If Tadim and HPG terminate this Agreement pursuant to Section 12.1(b) or 12.1(g), or if Purchaser shall otherwise fail or refuse to complete the Closing as required by this Agreement, or if Purchaser terminates the Agreement in accordance with Section 12.1(e), or if Purchaser extends the Closing to a date later than February 6, 1998 in accordance with Subsection 10.1(e)(ii), then at their option Tadim and HPG shall be entitled to the Deposit and any interest thereon. If this Agreement is terminated pursuant to Section 12.1(a) or 12.1(c) or virtue of the failure of the condition precedent in Section 9.1(o), or if Tadim, HPG and Selling Shareholders shall otherwise fail or refuse to complete the Closing as required by this Agreement, then at its option Purchaser shall be entitled to the Deposit and any interest thereon, in addition to any other available legal and equitable remedies."

          5. Section 4.3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

         "4.3(b)[RESERVED]

         6. Section 4.3(c)(iii) of the Agreement shall be deleted in its entirety and replaced by the following new Section 4.3(c)(iii):

         "4.3  Payment of Deposit, Asset Purchase Price and Stock Purchase
Price.

            "(c)(iii) The Asset Purchase Price and the balance of the Stock Purchase Price shall be paid by wire transfer by Purchaser of immediately available funds at the Closing. Such wire transfers and all disbursements of funds, including disbursements made pursuant to the Escrow Agreement, shall be made to satisfy payoff letters presented to Purchaser on or before the Closing for the obligations, debts or discharges referred to in Sections 3.1, 5.6, 9.1(n), 9.1(r) and 9.1(s) of the Agreement. Disbursements made to the Selling Shareholders shall be made by wire transfer to an account ("Shareholders' and Tadim's Account") established by Arthur J. Goodsel (the "Representative Shareholder") for the benefit of all of the Selling Shareholders, Tadim and all of the shareholders of Tadim, and the Representative Shareholder thereafter shall be responsible for seeing that Tadim receives the Asset Purchase Price and that each Selling Shareholder receives his pro rata share of the Stock Purchase Price after all debts, obligations and adjustments under this Agreement are satisfied."

         7. The third sentence of Section 4.4(a) shall be deleted in its entirety and replaced by the following new sentence of Section 4.4(a):

            "At Purchaser's option, any or all such corporate credit cards and any or all corporate debit cards will be cancelled by Tadim and HPG on or before the Closing Date and all such cancelled cards shall be delivered to Purchaser at Closing or within two weeks after Closing."

         8. Section 4.5(b) of the Agreement shall be deleted in its entirety and replaced by the following new Section 4.5(b):

         "4.5  Price Adjustments and Preparation of Closing Date Balance Sheet.

                  "(b) The Selling Shareholders and Tadim shall prepare and deliver to the Representative Shareholder and Purchaser, within ninety
         (90) days following the Closing Date at Purchaser's expense, a balance sheet as of the last day of January, 1998 (the "Closing Date Balance Sheet") setting forth the HPG Net Worth and the Tadim Net Book Value, which shall have been audited by Ernst & Young. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied with the principles used in preparation of the Most Recent Balance Sheet of HPG and the Most Recent Balance Sheet of Tadim, as more specifically described in Schedule 4.5(b) except that the Closing Date Balance Sheet shall include an accrual for dividends to be paid to the Tadim Shareholders in an amount equal to the tax liability of the Tadim Shareholders for the period from January 1, 1998 through and including the Closing Date. The parties agree that (i) any changes in accounting principles determined to be necessary as a result of the review contemplated by this Section
         4.5 that would apply for similar reasons to the Most Recent Balance Sheets of Tadim and HPG shall require consistent treatment with respect to such Balance Sheets, and (ii) in the event of any such adjustment, except as otherwise provided in this Agreement, the reference to the Most Recent Balance Sheets of Tadim and HPG shall mean such Balance Sheets as so adjusted."

         9. Section 4.5(c) of the Agreement shall be deleted in its entirety and replaced with the following new Section 4.5(c):

                  (c) The Purchaser may object to the Price Adjustment or to any of the information contained in the Closing Date Balance Sheet which could affect the Price Adjustment if such objection is based on a claim that the Closing Date Balance Sheet was not prepared in accordance with subsections 4.5(a) or (b). Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to HPG, Tadim and the Selling Shareholders within 30 days following delivery of the Closing Date Balance Sheet. If the Purchaser makes such objection, Purchaser and the Representative Shareholder shall seek in good faith to resolve such differences within 20 days following the delivery of such objections. During such time, if the Representative Shareholder disagrees with the objections of the Purchaser, he shall state the basis of such disagreement with reasonable specificity. If the Purchaser does not so object to the Closing Date Balance Sheet within such 30-day period, the Closing Date Balance Sheet shall be considered final and binding upon the parties. If the Representative Shareholder and Purchaser are unable to mutually resolve any disputes with respect to any aspect of the price differential within the periods described above, the parties shall, within ten (10) days following the expiration of such periods, engage the Detroit, Michigan office of Arthur Andersen (the "Mediator") to act as a Mediator and determine, in accordance with the provisions of this Section 4.5, the appropriate Price Adjustment. In connection with the review of the Closing Date Balance Sheet by the Purchaser, the Purchaser and its accountants shall have reasonable access to the records of the Business and any work papers prepared by Ernst & Young in the preparation of the Closing Date Balance Sheet; provided, however, that the Purchaser shall have executed such confidentiality and indemnification agreements as are reasonably requested by Ernst & Young.

         10. Section 5.6 of the Agreement shall be deleted in its entirety and replaced with the following new Section 5.6:

             "5.6. Discharge of HPG Debts. Prior to or contemporaneously with the Closing and in accordance with Section 4.3(c)(iii) above, HPG and the Subsidiaries shall pay off and discharge, and the Selling Shareholders shall cause HPG and the Subsidiaries to pay off and discharge, (i) all of their respective liabilities and obligations which are treated as interest-bearing debt on the Financial Statements of HPG (including the Comerica Debt), and (ii) all obligations of HPG and the Subsidiaries to the Selling Shareholders, Ernest T. Oskin or any of its other shareholders).

         11. Section 5 of the Agreement shall be amended by adding a new Subsection 5.34 which reads as follows and re-numbering the existing Subsections 5.34, 5.35 and 5.36 as Subsections 5.35, 5.36 and 5.37:

             "5.34 Computer Systems. On the basis of a comprehensive review and assessment undertaken by HPG, Tadim and the Selling Shareholders of the computer applications used by HPG and Tadim in connection with the Business and upon inquiry made by HPG, Tadim and the Selling Shareholders of each of HPG's and Tadim's material suppliers, vendors and customers, HPG, Tadim and the Selling Shareholders reasonably believe that the "Year 2000 problem" (i.e., the risk that computer applications used by any person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) will not have a material adverse effect on the BusineSection."

         12. Section 7.2 of the Agreement shall be amended by inserting the words "or any extension thereof" after the words "... the applicable statute of limitations, ..." in the proviso.

         13. Subsection 9.1(n) of the Agreement shall be amended by deleting the third sentence thereof in its entirety, and by amending the second sentence thereof to read as follows:

             "All of the Shares shall be owned free and clear of all Liens, and HPG shall have redeemed (or shall concurrently with the closing in accordance with Section 4.3(c) (iii) redeem) all issued and outstanding shares of Stock, other than the Shares."

         14. Section 9.1(o) of the Agreement shall be deleted in its entirety and replaced by the following new Section 9.1(o):

             "Purchaser shall be satisfied in its sole discretion with the results of a customer visit to Johnson Controls, Inc. ("JCI") conducted jointly with Tadim or HPG, as the case may be, prior to the Closing Date; provided that such visit shall be scheduled and conducted as expeditiously as possible by mutual agreement of Purchaser, JCI, and Tadim or HPG."

         15. Subsection 9.1(r) of the Agreement shall be deleted in its entirety and replaced by the following new Subsection 9.1(r):

             "9.1  Conditions Precedent to Purchaser's Obligation:

             "(r) Shareholder Agreements: HPG shall have exercised (or terminated) and discharged in accordance with Subsection 4.3(c)(iii) above, its obligations under all existing agreements with the Shareholders, including, without limitation, those agreements with respect to the redemption of the outstanding Stock of HPG."

         16. Section 9 of the Agreement shall be amended by adding the following new Subsection 9.1(w):

             "9.1 Conditions Precedent to Purchaser's Obligation:

             "(w) Election Not to Terminate. Purchaser shall not have terminated this Agreement in accordance with Subsection 12.1(e) or 12.1(f) below."

         17. Section 9.1 of the Agreement shall be amended by adding the following new Subsection 9.1(x).

             "(x) Landlord's Consents. The landlords of all of the Leased
         Real Property listed on Schedule 5.11 shall have delivered to Purchaser consents to the lease (or assignment of lease) of their respective properties to Purchaser in the form reasonably acceptable to Landlord's lender."

         18. Section 10.1 of the Agreement shall be deleted in its entirety and replaced by the following new Section 10.1:

             "10.1 Closing. The closing (the "Closing") of the transaction contemplated in this Agreement shall be held (a) at the offices of Dean & Fulkerson, or (b) at Purchaser's option, at such location as required by Purchaser's lender, or (c) at such other location as the Parties may agree. The Closing shall take place (d) on February 6, 1998, or (e) at Purchaser's option, (i) on February 5, 1998, or (ii) on such later date after February 6, 1998 through March 31, 1998 as Purchaser may designate in writing to HPG, Tadim and the Selling Shareholders, or (f) at such other time as Tadim, HPG and Purchaser may mutually agree (the "Closing Date"); provided that if the Closing does not occur on or before February 6, 1998, then Purchaser shall have the option to either
         (g) deposit the Second Deposit with the Escrow Agent on February 6, 1998 pursuant to the Deposit Escrow Agreement in which case the

         Closing Date shall be extended to a date on or before February 13, 1998; or (h) deliver a termination notice to Tadim, HPG and the Selling Shareholders in accordance with Section 12.1(e), and provided further, that if the Closing does not occur on or before February 13, 1998, Purchaser shall have the option to either (m) extend the Closing Date to a date no later than March 31, 1998 as long as Purchaser provides written notice to Sellers on or before February 13, 1998 which (1) sets forth Purchaser's intention to extend the Closing Date and (2) sets forth the specific reason(s) for seeking the extension, or (n) deliver a termination notice to Tadim, HPG and the Selling Shareholders in accordance with Section 12.1(f). If the Closing Date is extended by Purchaser to a date after February 13, 1998, in addition to the Purchase Price, Purchaser shall pay to Tadim and/or the Selling Shareholders the sum of Thirteen Thousand Dollars ($13,000.00) per day for each day that the Closing has been extended past February 13, 1998 ("Deferred Closing Interest"). This Deferred Closing Interest shall be payable to Tadim and/or the Selling Shareholders on the Closing Date or on the date (no later than March 31, 1998) that Purchaser sends a termination notice to HPG, Tadim and the Selling Shareholders pursuant to Subsection 12.1(f) below or that Tadim and/or the Selling Shareholders send a termination notice to Purchaser pursuant to Section 12.1(g) below. During the period from February 6, 1998, Purchaser shall exercise its reasonable commercial efforts to consummate the transactions contemplated by this Agreement at the earliest date on or before March 31, 1998 and shall allow HPG, Tadim and the Selling Shareholders to participate in the matters delaying the Closing."

         19. Section 10.2 of the Agreement shall be amended by deleting Subsections 10.2(g) and (h) in their entirety and replacing them with the following new Subsections 10.2(g) and 10.2(h):

         "10.2    Documents to be Delivered at Closing by HPG, Tadim and the
Selling Shareholders.

                  "(g) An opinion of Dykema Gossett, counsel to Tadim, HPG and the Selling Shareholders, addressed to Purchaser and Purchaser's lenders, the form of which shall be reasonably satisfactory to counsel to Purchaser.

                  "(h) The consent and estoppel certificates described in
         Section 9.1(e) above and the landlord consents described in Section 9.1(x) above."

         20. Section 10.2 of the Agreement shall be amended by adding the following new Subsections:

         "10.2    Documents to be Delivered at Closing by HPG, Tadim and the
Selling Shareholders.

                  "(r) A Redemption Agreement among HPG, LDM, the HPG shareholders, the Tadim Shareholders and Ernest T. Oskin, the form of which shall be reasonably satisfactory to counsel to Purchaser.

                  (s)  Resignations of the Officers of HPG.

                 (t) Resignations of the Directors of HPG."

         21. Section 11.1(a) of the Agreement shall be deleted in its entirety and replaced by the following new Section 11.1(a):

         "11.1   Indemnification of Purchaser.

                 "(a) Any breach of any representation or warranty of Tadim, HPG or the Selling Shareholders contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Tadim, HPG or the Selling Shareholders to Purchaser pursuant to this Agreement or any of the Attendant Documents, or any breach of the representations and warranties in Article 26 of the New Leases by any of the landlords thereof."

         22. Section 11.8(b) of the Agreement shall be amended by adding the following new Subsections 11.8(b)(v) and (vi):

         "11.8   Limitations on Indemnities.

                 "(b)(v) Losses arising from any one or more of the matters described in Schedule 11.8, or

                 (vi) Losses arising under Section 5.6(ii)."

         23. Subsection 11.8(c) of the Agreement shall be amended by deleting the first sentence of Section 11.8(c) in its entirety and replacing it with the following new first sentence of Section 11.8(c):

         11.8 Limitation on Indemnities

                 "(c) Notwithstanding the provisions of subsection (b) above, at such time as Purchaser receives that certain tax refund from the State of Michigan (anticipated to be in the amount of $339,000) or any other tax refund received as a result of audit adjustments of tax returns for the periods ended on or before the Closing Date (the "Tax Refund"), no claim of indemnification by Purchaser with respect to a breach of the representation and warranty set forth in Section 5.24 or with respect to the matters set forth in Section 13.10 or with respect to the real or personal property taxes owing to governmental authorities by Tadim, Inc. referred to in Section 11.1(i)(iii) (collectively, "Tax Matters Indemnities"), shall be valid and assertible unless the aggregate amount of all losses relating to such matters exceeds the amount of the Tax Refund (the "Tax Basket")."

         24. Subsection 11.8(d) of the Agreement shall be amended by deleting the second sentence thereof in its entirety and replacing it with the following new second sentence:

         "11.8  Limitations on Indemnities.

                "(d) After the threshold set forth in Section 11.8(b) or 11.8(c) is exceeded, the aggregate amount of Losses recoverable pursuant to the provisions of this Article 11 by Purchaser together with the amount of damages claimed by Purchaser or HPG as tenant pursuant to Article 26 of the New Leases shall be limited to $6,000,000.00 in the aggregate."

         25. Section 12.1(b) shall be deleted in its entirety and replaced with the following new Section 12.1(b):

         12.1   Termination.

                "(b) by Tadim and HPG if Purchaser has made a material misrepresentation or has materially breached any covenant or agreement set forth in this Agreement and the breach by its nature cannot be cured before the Closing Date."

         26. Section 12.1(c) shall be deleted in its entirety and replaced with the following new Section 12.1(c):

         12.1   Termination.

                "(c) by Purchaser if Tadim, HPG or any of the Selling Shareholders has made a material misrepresentation or has materially breached any covenant or agreement set forth in this Agreement and the breach by its nature cannot be cured before the Closing Date; or "

         27. Section 12 of the Agreement shall be amended by adding the following new Subsections 12.1(e), 12.1(f) and (g):

         "12.1  Termination.

                "(e) by Purchaser on February 6, 1998, in which event the Initial Deposit shall be forfeited by Purchaser to Tadim, HPG and the Selling Shareholders and paid by the Escrow Agent to Tadim, HPG and the Selling Shareholders, whereupon this Agreement shall be deemed terminated and all parties shall be relieved of their obligations hereunder, including but not limited to any claims for breach, damages or specific performance; or

                (f) by Purchaser during the period from February 6, 1998 to March 31, 1998 (if the Closing Date has been extended to a date after February 6, 1998), in which event the Initial Deposit and the Second Deposit shall be forfeited by Purchaser to the Sellers and paid by the Escrow Agent to the Sellers and the Deferred Closing Interest (if any) shall be payable to

         Tadim and/or the Selling Shareholders on the date of termination under this Section 12.1(f), whereupon this Agreement shall be deemed terminated and all parties shall be relieved of their obligations hereunder, including but not limited to any claims for breach, damages or specific performance."

                  (g) by Tadim, HPG and the Selling Shareholders if the Closing has not occurred on or before March 31, 1998 for a reason other than Purchaser's termination of the Agreement in accordance with Section 12.1(c), in which event the Initial Deposit and the Second Deposit shall be forfeited by Purchaser to Tadim, HPG and the Selling Shareholders and paid by the Escrow Agent to Tadim, HPG and the Selling Shareholders, and the Deferred Closing Interest shall be payable to Tadim, HPG and/or the Selling Shareholders on the date of termination under this Section 12.1(g), whereupon this Agreement shall be deemed terminated and all parties shall be relieved of their obligations hereunder, including but not limited to any claims for breach, damages or specific performance.

         28. Section 13.19 of the Agreement shall be deleted in its entirety and replaced by the following new Section 13.19:

                  "13.19 Remedies. HPG, Tadim and the Selling Shareholders acknowledge and agree that Purchaser would be damaged irreparably in the event of the failure or refusal by HPG, Tadim or the Selling Shareholders to consummate the transactions contemplated in this Agreement other than for reasons specifically permitted by the terms hereof. Accordingly, HPG, Tadim and the Selling Shareholders agree that in any arbitration proceeding or any action instituted in any court of the United States or any state thereof having jurisdiction over HPG, Tadim and/or the Selling Shareholders and the matter, in addition to any remedy to which Purchaser may be entitled hereunder at law or in equity, Purchaser shall be entitled to an injunction or injunctions to enforce specifically the consummation of the transactions contemplated in this Agreement if termination is not otherwise permitted to the Sellers by the terms hereof.

                  Purchaser acknowledges and agrees that HPG, Tadim and/or the Selling Shareholders would be damaged in the event of the failure or refusal by Purchaser to consummate the transactions contemplated in this Agreement other than for the reasons specifically permitted by the terms hereof. Accordingly, Purchaser agrees that, in the event of such failure or refusal by Purchaser occurring on or before February 6, 1998 or termination of the Agreement by Purchaser in accordance with Section 12.1(e), HPG, Tadim and the Selling Shareholders shall be entitled to receive the Initial Deposit from the Escrow Agent as their sole remedy. Purchaser further agrees that, in the event of such failure or refusal by Purchaser occurring after February 6, 1998 or the failure of LDM to use its reasonable commercial efforts to close the transaction after February 13, 1998, or termination of the Agreement by Purchaser in accordance with Section 12.1(f), HPG, Tadim and the Selling Shareholders shall be entitled to receive the Initial Deposit and Second Deposit from the Escrow Agent and shall be entitled to immediate payment by Purchaser to them of Deferred Closing
         Interest, if any, as their sole and exclusive remedy."

         29. The List of Schedules to the Agreement shall be amended by adding a reference to a new Schedule 11.8 entitled "Existing Environmental Conditions", which Schedule 11.8 shall be incorporated into the Agreement in the form attached hereto.

         30. Exhibit B of the Agreement shall be modified in the manner attached as "Exhibit B - Form of Escrow Agreement for HPG Guaranty."

         31. Exhibit C of the Agreement shall be modified in the manner attached as "Exhibit C - Form of Covenant Not to Compete."

         32. Exhibits D-1 to D-11 of the Agreement shall be modified in the manner attached as "Exhibits D-1 to D-11 Forms of Employment Agreements."

         33. Exhibit E of the Agreement shall be modified in the manner attached as "Exhibit E - Form of Lease."

         34. Purchaser represents that, as of the time and date of the execution of the Third Amendment, Purchaser does not have actual knowledge of any basis for terminating the Agreement pursuant to Section 12.1(c). If, after the time and date of this Agreement, Purchaser obtains actual knowledge of any basis for terminating this Agreement pursuant to Section 12.1(c), Purchaser will notify HPG, Tadim and the Selling Shareholders within one business day of Purchaser's receipt of such knowledge. Purchaser represents that, as of the time and date of execution of the Third Amendment and based solely upon the actual knowledge of Purchaser's President and Chief Financial Officer, Purchaser does not have any reason to believe that the transactions contemplated by this Agreement cannot be consummated on or before February 6, 1998, subject to satisfactory completion of all documentation required by Purchaser's lender.

         35. As of the date of the execution of this Third Amendment, Purchaser waives the conditions precedent set forth in Section 9.1(c), 9.1(i) and 9.1(u).

         36. Other than as set forth herein, the Agreement (as amended by the First Amendment and the Second Amendment) shall remain in full force and effect and unamended.

         37. This Third Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same document. Delivery of an executed counterpart of this Third Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Third Amendment but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

                                      LDM TECHNOLOGIES, INC.

                                      By:______________________________

                                      TADIM, INC.

                                      By:______________________________

                                      HURON PLASTICS GROUP, INC.

                                      By:______________________________

                                      SELLING SHAREHOLDERS:


                                      _________________________________
                                      Arthur J. Goodsel
                                      Representative Shareholder

                               FOURTH AMENDMENT TO
                       STOCK AND ASSET PURCHASE AGREEMENT


         This Fourth Amendment to Stock and Asset Purchase Agreement ("Fourth Amendment") is made and entered into as of February 6, 1998, by and among LDM TECHNOLOGIES, INC., a Michigan corporation (the "Purchaser"), TADIM, INC., a Michigan corporation ("Tadim"), HURON PLASTICS GROUP, INC., a Michigan corporation ("HPG") and certain "Selling Shareholders" of HPG, as designated on the signature page to this Agreement (collectively, the "Selling Shareholders" and individually a "Selling Shareholder") and is the Fourth Amendment to a Stock and Asset Purchase Agreement dated as of December 23, 1997, as amended (the "Agreement") by and among the Purchaser, Tadim, HPG and the Selling Shareholders. For the purposes of this Agreement, Purchaser, Tadim, HPG and the Selling Shareholders are referred to sometimes collectively as the "Parties" and individually as a "Party". Further, for purposes of this Fourth Amendment, Lakeport Plastics, Inc., HPG Body Systems, Inc. and HPG Chassis Systems, Inc., all wholly-owned subsidiaries of HPG (the "Subsidiaries"), together with Tadim and HPG, are collectively referred to as the "Company".

                                    RECITALS

         A.  The Parties executed the Agreement on December 23, 1997.

         B. The Parties amended the Agreement by a First Amendment dated as of January 23, 1998.

         C. The Parties amended the Agreement by a Second Amendment dated as of January 30, 1998.

         D. The Parties amended the Agreement by a Third Amendment dated as of February 2, 1998.

         E. The Parties desire once again to amend certain provisions of the Agreement.

         NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

         1. The third and last sentence of the Preamble shall be deleted in its entirety and replaced with the following third and last sentence of the
Preamble:

            "Further, for purposes of this Agreement, Lakeport Plastics, Inc., HPG Body Systems, Inc., HPG Chassis Systems, Inc. and HPG Foreign Sales, Inc., all
             wholly-owned subsidiaries of HPG (the "Subsidiaries"), together with Tadim and HPG, are collectively referred to as the "Company".

         2. The first sentence of Section 5.2 of the Agreement shall be deleted in its entirety and shall be replaced by the following new first sentence of
Section 5.2:

             "HPG and each Subsidiary (other than HPG Foreign Sales, Inc.) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and HPG Foreign Sales, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Barbados."

         3. The last sentence of Section 6.5 of the Agreement shall be deleted in its entirety and replaced with the following new, last sentence of Section 6.5:

             6.5   Indemnification of Directors and Officers.

             In the event of the merger of HPG and the Subsidiaries into the Purchaser before the expiration of three years from the Closing Date, Purchaser shall maintain the similar indemnities contained in the Purchaser's Bylaws as of the date of this Agreement for the remainder of such three year period.

         4. Section 9.1(s) of the Agreement shall be deleted in its entirety and replaced with the following new Section 9.1(s):

             9.1   Conditions Precedent to Purchaser's Obligations.

             (s) Guaranties. HPG shall have terminated and discharged all of its obligations under all guaranties in favor of financial institutions (other than that certain guaranty entered into by HPG in favor of Comerica Bank in connection with construction financing for the Croswell, Michigan property and that guaranty of payment by HPG of a $320,000 Promissory Note of Tadim Realty, dated May 31, 1993 in favor of the Development Corporation of Harlingen, Inc.)

         5. Section 11.1(e) of the Agreement shall be amended by adding the following new Subsection 11.1(e)(v) as follows:

             11.1   Indemnification of Purchaser.

             (v) any liability relating to lost Huron Plastics Group, Inc. stock certificate No. 19

         6. Subsection 11.1(f) shall be deleted in its entirety and replaced by the following new Subsection 11.1(f) as follows:

                  11.1     Indemnification of Purchaser.

                  (f) Any Loss arising out of (i) HPG's guaranty of the $2.0 million construction loan from Comerica Bank to D & A Realty, Inc. or (ii) HPG's guaranty of payment of a $320,000 Promissory Note of Tadim Realty, dated May 31, 1993 in favor of the Development Corporation of Harlingen, Inc. or (iii) HPG's ownership and investment in HPG Foreign Sales, Inc., a Barbados corporation.

         7. Subsection 11.8(b)(i) shall be deleted in its entirety and replaced with the following new Subsection 11.8(b)(i):

                  11.8     Limitation on Indemnities.

                  (b)(i) Third Party Claim as they may relate to the matters described in Section 11.1(e), (f), (g) or (i)(i) above.

         8. Subsection 11.8(c) of the Agreement shall be amended by deleting the first sentence of Section 11.8(c) in its entirety and replacing it with the following new first sentence of Section 11.8(c):

                  11.8     Limitation on Indemnities.

                  (c) Notwithstanding the provisions of subsection (b) above, at such time as Purchaser receives that certain tax refund from the State of Michigan (anticipated to be in the amount of $339,000) or any other tax refund received as a result of audit adjustments of tax returns for the periods ended on or before the Closing Date (the "Tax Refund"), no claim of indemnification by Purchaser with respect to
                           (i) a breach of the representation and warranty set forth in Section 5.24, (ii) with respect to the matters set forth in Section 13.10, (iii) with respect to the real or personal property taxes owing to governmental authorities by Tadim, Inc. referred to in Section 11.1(i)(iii), or (iv) tax liabilities related to HPG Foreign Sales, Inc. (collectively, "Tax Matters Indemnities"), shall be valid and assertible unless the aggregate amount of all losses relating to such matters exceeds the amount of the Tax Refund (the "Tax Basket").

                  A new Subsection 13.11(e) shall be added to the Agreement to read in its entirety as follows:

                  13.11    Post-Closing Covenants.



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


                  (f) Within ten (10) business days following the Closing Date, the Representative Shareholder shall deliver to the Purchaser evidence of the release of that certain Guaranty of Payment of HPG in favor of the Development Corporation of Harlingen, Inc., a Texas corporation, dated May 31, 1993.

         10. Exhibit B of the Agreement shall be deleted in its entirety and replaced with the attached new Exhibit B.

         11. Other than as set forth herein, the Agreement (as amended by the First Amendment, Second Amendment and Third Amendment) shall remain in full force and effect and unamended.

         12. This Fourth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Fourth Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Fourth Amendment but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability or binding affect of this Agreement.

                                          LDM TECHNOLOGIES, INC.

                                          By:______________________________

                                          TADIM, INC.

                                          By:______________________________

                                          HURON PLASTICS GROUP, INC.

                                          By:______________________________

                                          SELLING SHAREHOLDERS:


                                          _________________________________
                                          Arthur J. Goodsel
                                          Representative Shareholder


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